As filed with the Securities and Exchange Commission on January 6, 2006

                                                  Registration No. 333-[       ]
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   ----------

                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                       ELECTRONIC SENSOR TECHNOLOGY, INC.
                 (Name of Small Business Issuer in Its Charter)

            NEVADA                         3679                  98-0372780
       (State or Other               (Primary Standard        (I.R.S. Employer
 Jurisdiction of Incorporation   Industrial Classification     Identification
       or Organization)                 Code Number)               Number)

                           1077 Business Center Circle
                         Newbury Park, California 91320
                                 (805) 480-1994
                   (Address and Telephone Number of Principal
               Executive Offices and Principal Place of Business)

                                  Francis Chang
           Secretary and Vice President of Finance and Administration
                           1077 Business Center Circle
                         Newbury Park, California 91320
                                 (805) 480-1994
            (Name, Address and Telephone Number of Agent For Service)

                                 With a copy to:

                               Neil W. Rust, Esq.
                                White & Case LLP
                              633 West Fifth Street
                          Los Angeles, California 90071
                                 (213) 620-7700

        Approximate Date of Proposed Sale to the Public: As soon as practicable after this registration statement becomes effective.

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________________________

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________________________________________________

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________________________________________________

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

================================================================================

                         CALCULATION OF REGISTRATION FEE

                                                 PROPOSED         PROPOSED
                              AMOUNT              MAXIMUM          MAXIMUM         AMOUNT OF
   TITLE OF SECURITIES         TO BE          OFFERING PRICE      AGGREGATE      REGISTRATION
     TO BE REGISTERED       REGISTERED           PER UNIT      OFFERING PRICE         FEE
------------------------    ------------      --------------   --------------   --------------
Common stock, par value
 $.001 per share               1,375,000(1)   $       1.0000   $    1,375,000   $       147.13

Common stock, par value
 $.001 per share               1,000,000(2)   $       1.0000   $    1,000,000   $       107.00

Common stock, par value
 $.001 per share                 130,000(3)   $        .8145   $      105,882   $        11.33

Common stock, par value
 $.001 per share                 350,000(4)   $       2.4000   $      840,000   $        90.00

Common stock, par value
 $.001 per share              21,058,770(5)   $        .4544   $    9,569,105   $     1,023.89

Common stock, par value
 $.001 per share                 485,213(6)   $        .4761   $      231,010   $        24.72
                            ------------      --------------   --------------   --------------
         Total                24,398,983                       $   13,120,997   $     1,404.07
                            ============      ==============   ==============   ==============

(1) 1,375,000 shares of common stock of Electronic Sensor Technology, Inc., par value $.001 per share ("Common Stock") issued on February 1, 2005 at a price of approximately $1.00 per share (unit price of $1.00, such units including one share of Common Stock and a warrant to purchase one share of Common Stock at an exercise price of $1.00 per share).

(2) 1,000,000 shares of Common Stock underlying three-year warrants issued on February 1, 2005 with an exercise price of $1.00 per share. Registration fee calculated in accordance with Rule 457(g) of the Securities Act of 1933, as amended (the "Securities Act").

(3) 130,000 shares of Common Stock issued on December 5, 2005 in exchange for services, the value of which totaled $105,882.

(4) 350,000 shares of Common Stock underlying a five-year warrant issued on December 5, 2005 with an exercise price of $2.40 per share. Registration fee calculated in accordance with Rule 457(g) of the Securities Act.

(5) 21,058,770 shares of Common Stock underlying 110% of an aggregate principal amount of $7,000,000 of 8% unsecured convertible debentures Due December 7, 2009 issued on December 7, 2005 with a conversion price of $.4544 per share, plus interest on the debentures that may be paid in Common Stock.

(6) 485,213 shares of Common Stock underlying a five-year warrant issued on December 7, 2005 with an exercise price of $.4761 per share. Registration fee calculated in accordance with Rule 457(g) of the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS

                     [LOGO OF ELECTRONIC SENSOR TECHNOLOGY]

                       ELECTRONIC SENSOR TECHNOLOGY, INC.
                        24,398,983 SHARES OF COMMON STOCK

        On February 1, 2005, we issued, in a private offering, 3,985,000 shares of common stock of Electronic Sensor Technology, Inc. (formerly Bluestone Ventures, Inc.) (the "Company"), par value $.001 per share ("Common Stock"), and three-year warrants to purchase 3,985,000 shares of Common Stock of the Company at an exercise price of $1.00 per share. The aggregate purchase price of the Common Stock and the warrants was $3,985,000. In connection with the private offering, we agreed to notify purchasers of the Common Stock and warrants in the event the Company planned to file a registration statement. We also agreed to register such Common Stock as requested by the purchasers that responded to the notice within 30 days of the date of the notice, to facilitate secondary trading by the holders of the Common Stock and warrants. Holders of 1,375,000 shares of Common Stock and 1,000,000 shares of Common Stock underlying the warrants requested that we register such shares.

        On December 5, 2005, we issued, in a private offering, 130,000 shares of Common Stock and, in another private offering, a five-year warrant to purchase 350,000 shares of Common Stock at an exercise price of $2.40 per share. In connection with the foregoing private offerings, we agreed to register the Common Stock issued and the Common Stock underlying the warrant to facilitate secondary trading by the holder of the Common Stock and the holder of the warrant.

        On December 7, 2005, we issued, in a private offering, an aggregate principal amount of $7,000,000 of 8% unsecured convertible debentures due December 7, 2009 that are convertible into 15,404,930 shares of Common Stock of the Company. The debentures are convertible into Common Stock at an exercise price of $0.4544 per share. Under certain circumstances, we have the right to pay interest on the debentures with shares of Common Stock. In connection with the private offering, we agreed to register 110% of the Common Stock into which the debentures are convertible plus 110% of the Common Stock that we may use to pay interest on the debentures, or 21,058,770 shares of Common Stock, to facilitate secondary trading by the holders of the debentures. In a related private offering, we also issued a five-year warrant to purchase 485,213 shares of Common Stock at an exercise price of $0.4761 per share. In connection with that private offering, we agreed to register the Common Stock underlying the warrant to facilitate secondary trading by the holder of the warrant.

        This prospectus is part of a registration statement on Form SB-2 that we filed with the Securities and Exchange Commission. Under this registration statement, the holders of Common Stock named in this registration statement may, and the holders of the warrants and the debentures described above may upon exercise of such warrants and upon conversion of such debentures, offer for resale up to a total of 24,398,983 shares of Common Stock at any time at market prices prevailing at the time of the sale or at privately negotiated prices. The selling security holders may sell the Common Stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.

        Our Common Stock is quoted on the OTC bulletin board under the symbol "ESNR.OB".

        INVESTING IN OUR COMMON STOCK INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2 FOR A DISCUSSION OF CERTAIN RISKS THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    This prospectus is dated January 6, 2006

        In making your investment decision, you should rely only on the information contained in this prospectus and in each prospectus supplement, if any. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information appearing in this prospectus and any prospectus supplement is accurate only as of the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.

                                   ----------

                                TABLE OF CONTENTS

                                                                                                   Page
                                                                                                   ----
        Prospectus Summary............................................................................1
        Risk Factors..................................................................................2
        Use of Proceeds...............................................................................8
        Determination of Offering Price...............................................................8
        Selling Security Holders......................................................................8
        Plan of Distribution.........................................................................10
        Legal Proceedings............................................................................12
        Directors, Executive Officers and Control Persons............................................12
        Security Ownership of Certain Beneficial Owners and Management...............................14
        Description of Securities....................................................................16
        Interest of Named Experts and Counsel........................................................16
        Disclosure of Commission Position on Indemnification for Securities Act Liabilities..........17
        Description of Business......................................................................17
        Management's Discussion and Analysis of Financial Condition and Results of Operations........23
        Description of Property......................................................................26
        Certain Relationships and Related Transactions...............................................26
        Market for Common Equity and Related Stockholder Matters.....................................27
        Executive Compensation.......................................................................29
        Financial Statements.........................................................................32
        Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.........34
        Where You Can Find More Information..........................................................34
        Special Note of Caution Regarding Forward-Looking Statements.................................35
        Legal Matters................................................................................35
        Experts......................................................................................35

                                   ----------

                                       (i)

                               PROSPECTUS SUMMARY

        This summary highlights information described more fully elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our Common Stock. You should read the entire prospectus carefully, including "Risk Factors" and our audited and unaudited financial statements and the notes to those financial statements, which are included in this prospectus.

OVERVIEW OF THE COMPANY

        The Company is engaged in the development, manufacture, and sale of a patented product called zNose(R), a device designed to detect and analyze chemical odors and vapors, or, in other words, an electronic "nose." The zNose(R) is capable of measuring and quantifying the chemistry of any compound, fragrance, vapor or odor with parts per trillion sensitivity in 10 seconds. The zNose(R) has the ability to quantify and differentiate the subject chemical vapor by creating visual olfactory images. This enables the measured odor or vapor to be easily identified by the user. The Company is involved in ongoing product research and development efforts in the homeland security and laboratory instrumentation markets.

        The Company was originally incorporated under the name "Bluestone Ventures, Inc." ("Bluestone"), on July 12, 2000. From inception until February 1, 2005, we were engaged in the business of acquiring, exploring and developing certain mining properties in Canada. On January 26, 2005, a transaction closed whereby (i) Amerasia Acquisition Corp. ("AAC"), a wholly-owned subsidiary of Bluestone, merged with and into Amerasia Technology, Inc. ("Amerasia"), holder of approximately 55% of the partnership interests of Electronic Sensor Technology, L.P., ("EST, L.P."), such that Amerasia became a wholly-owned subsidiary of Bluestone, (ii) L&G Acquisition Corp. ("LAC"), a wholly owned subsidiary of Bluestone, merged with and into L&G Sensor Technology, L.P. ("L&G"), holder of approximately 45% of the partnership interests of EST, L.P., such that L&G became a wholly-owned subsidiary of Bluestone, (iii) as a result of the merger of (i) and (ii), Bluestone indirectly acquired all of the partnership interests of EST, L.P. and (iv) Bluestone issued 20,000,000 shares of its common stock to the shareholders of Amerasia and L&G. Upon the acquisition of EST, L.P., we abandoned our mining business and adopted EST, L.P.'s business of developing, manufacturing and selling the vapor analysis device. Prior to the closing of the aforementioned mergers, we changed our name to "Electronic Sensor Technology, Inc."

        The Company executive offices are located at 1077 Business Center Circle, Newbury Park, California 91320, telephone: (805) 480-1994.

THE OFFERING

Issuer...............................  Electronic Sensor Technology, Inc.

Securities Offered...................  24,398,983 shares of common stock, par value $.001.

Use of Proceeds......................  Net proceeds from the issuance of
                                       1,375,000 shares of Common Stock on
                                       February 1, 2005 were used for working
                                       capital. Any net proceeds from the
                                       issuance of shares of Common Stock as a
                                       result of the exercise of the warrants
                                       issued on February 1, 2005, December 5,
                                       2005 and December 7, 2005,
                                       respectively, will be used for working
                                       capital. The 130,000 shares of Common
                                       Stock issued on December 5, 2005 were
                                       in consideration of investor relations
                                       services, valued at approximately
                                       $105,882, rendered to the Company by
                                       the recipient of the shares. We will
                                       not receive any proceeds from the
                                       issuance of the Common Stock into which
                                       the debentures are convertible.

                                       We will not receive any
                                       proceeds from the resale of any
                                       of the aforementioned Common
                                       Stock by the selling security
                                       holders.

SUMMARY FINANCIAL DATA

         The financial data set forth below under the captions "Results of Operations Data" and "Balance Sheet Data" as of December 31, 2003 and 2004 and for the year ended December 31, 2003 and December 31, 2004 are derived from our audited financial statements, included elsewhere in this prospectus, by Sherb & Co., LLP, independent public accountants. The data for the nine months ended September 30, 2004 and September 30, 2005 is derived from our unaudited financial statements included elsewhere in this prospectus. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements. The results of operations for the nine months ended September 30, 2005 are not necessarily indicative of results to be expected for any other interim period or the entire year. The financial data set forth below should be read in conjunction with the financial statements and notes thereto included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." All statistical data set forth herein is unaudited.

                                                      Results of Operations Data

                                                   Year Ended December 31,           Nine Months Ended September 30,
                                                                                         2005               2004
                                                   2004               2003            (unaudited)        (unaudited)
Revenues                                           $ 1,268,416        $ 1,242,296        $ 1,380,237          $ 958,606
Cost of sales                                        1,039,280          1,143,350          1,087,064            723,386
Gross profit                                           229,136             98,946            293,173            235,220
Operating expenses                                     525,585            414,371          1,949,102            435,743
Net operating loss                                   (296,449)          (315,425)        (1,655,929)          (200,523)
Other income and expense                             (114,767)           (78,972)           (45,288)          (142,624)
Net loss                                             (411,216)          (394,397)        (1,701,217)          (343,147)
Loss per common share, basic and diluted                                                      (0.03)             (0.01)
Weighted average number of common shares,
basic and diluted                                                                         53,525,865         49,983,643



                                           Balance Sheet Data

                                                                      December 31, 2004         September 30, 2005
                                                                                                   (unaudited)
Working (deficit) capital                                                      $(5,574,849)                 $ 180,842
Total assets                                                                        615,953                 2,515,767
Total liabilities                                                                 6,126,646                 2,203,666
Partners' deficit (December 31, 2004)/Shareholders' equity
(September 30, 2005)                                                            (5,510,693)                   312,103


                                  RISK FACTORS

        You should carefully consider each of the following risk factors, as well as the other information contained elsewhere in this prospectus before deciding to purchase any of our Common Stock. We face risks other than those listed here, including those that are unknown to us and others of which we may be aware of but, at present, consider immaterial. Because of the following factors, as well as other variables affecting our operating results, past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods.

RISKS RELATED TO OUR COMPANY

WE HAVE A SIGNIFICANT ACCUMULATED DEFICIT AND HAVE RECEIVED AN OPINION FROM OUR AUDITORS REGARDING OUR ABILITY TO CONTINUE AS A GOING CONCERN, AND WE MAY NEVER ACHIEVE PROFITABILITY.

        We have incurred significant net losses every year since our inception, including net losses in 2004 and 2003. These losses have resulted principally from expenses incurred in our research and development programs and general and administrative expenses. To date, we have not generated significant recurring revenues. Our limited revenues that derive from sales of the zNose(R) product have not been and may not be sufficient to sustain our operations. We anticipate that we will continue to incur substantial operating losses based on projected sales revenues less manufacturing, general and administrative and other operating costs for the next twelve months. We expect that our revenues will not be sufficient to sustain our operations for the near term, notwithstanding any anticipated revenues we may receive when our vapor detection products obtain increased visibility in our markets, due to the significant costs associated with the development and marketing of our products. No assurances can be given when we will ever be profitable.

        We expect to continue to experience losses until the time, if ever, when we are able to sell products sufficient to generate revenues adequate to support our operations. If we fail to become profitable, we may be forced to cease operations.

OUR LIMITED MANUFACTURING EXPERIENCE AND CAPACITY MAY LIMIT OUR ABILITY TO GROW OUR REVENUES.

        To be successful, we must manufacture our products in compliance with industry standards and on a timely basis, while maintaining product quality and acceptable manufacturing costs. We also currently use a limited number of sources for most of the supplies and services that we use in the manufacturing of our vapor detection and analysis technology. We do not have agreements with our suppliers. Our manufacturing strategy presents the following risks:

    o delays in the quantities needed for product development could delay commercialization of our products in development;

    o if market demand for our products increases suddenly, our current suppliers might not be able to fulfill our commercial needs, which would require us to seek new supply arrangements and may result in substantial delays in meeting market demand; and

    o we may not have intellectual property rights, or may have to share intellectual property rights, to any improvements in the manufacturing processes or new manufacturing processes for our products.

        Any of these factors could delay commercialization of our products under development, entail higher costs and result in our being unable to effectively sell our products.

WE FACE SIGNIFICANT COMPETITION AND OUR BUSINESS AND FINANCIAL RESULTS COULD SUFFER FROM COMPETITION.

        While we are unaware of any competitor that has created a vapor analysis device similar to the zNose(R), there are companies that offer products and services that compete with the zNose(R) in our markets. We believe that manufacturers of X-Rays, Ion Mobility Spectrometers, and other electronic noses compete with us in the security-related markets. In the analytical instrumentation markets, we compete with many gas chromatograph manufacturers including Perkin-Elmer (NYSE:PKI) and Agilent Technologies (NYSE:A). Many of our existing and potential competitors have longer operating histories, greater experience, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. Because of their greater resources, our competitors are able to undertake more extensive marketing campaigns for their products and services, and make more attractive offers to potential employees, strategic partners, and others. We may not be able to compete successfully against our current or future competitors and our business and financial results could suffer from such competition.

IF OUR PRODUCTS DO NOT ACHIEVE A SIGNIFICANT LEVEL OF MARKET ACCEPTANCE, IT IS HIGHLY UNLIKELY THAT WE EVER WILL BECOME PROFITABLE.

        To our knowledge, electronic nose technology, and our zNose(R) product, has yet to receive widespread market acceptance in the markets we are focused on. The commercial success of our current and future products will depend upon the adoption of our zNose(R) technology by our customers. In order to be successful, our future products must meet the technical and cost requirements for the markets we intend to penetrate. Market acceptance will depend on many factors, including:

    o   our ability to convince potential customers to adopt our products;

    o the willingness and ability of potential customers to adopt our products;

    o   our ability to sell and service sufficient quantities of our products;
        and

    o new, advanced technology offered by other companies which compete with our products.

        Because of these and other factors, our products may not achieve market acceptance. If our products do not achieve a significant level of market acceptance, demand for our future products will not develop as expected and it is highly unlikely that we ever will become profitable.

OTHER COMPANIES COULD CREATE A TECHNOLOGY WHICH COMPETES EFFECTIVELY WITH OUR ZNOSE(R) TECHNOLOGY, AND WE MAY BE UNABLE TO MAINTAIN OUR EXISTING, OR CAPTURE ADDITIONAL, MARKET SHARE IN OUR MARKETS.

        Based upon our review of the industry, we are unaware of any company today that markets a technology which is similar to our zNose(R) technology. Nonetheless, our intended markets generally are dominated by very large corporations (or their subsidiaries), which have greater access to capital, manpower, technical expertise, distribution channels and other elements which would give them a competitive advantage over us were they to begin to compete directly against us. It is possible that these and other competitors may implement new, advanced technologies before we are able to, allowing them to provide more effective products at more competitive prices. Any number of future technological developments could:

    o   adversely impact our competitive position;

    o   require write-downs of obsolete technology;

    o require us to discontinue production of obsolete products before we can recover any or all of our related research, development and commercialization expenses; or

    o require significant capital expenditures beyond those currently contemplated.

        We cannot assure investors that we will be able to achieve the technological advances to remain competitive and profitable, that new products and services will be developed and manufactured on schedule or on a cost-effective basis, that anticipated markets will exist or develop for new products or services, or that any marketed product will not become technologically obsolete.

WE DEPEND ON KEY PERSONNEL IN A COMPETITIVE MARKET FOR SKILLED EMPLOYEES, AND FAILURE TO RETAIN AND ATTRACT QUALIFIED PERSONNEL COULD SUBSTANTIALLY HARM OUR BUSINESS.

        We believe that our future success will depend in large part on our ability to attract and retain highly skilled engineering, sales and marketing and management personnel. If we are unable to hire the necessary personnel, the development of our business will likely be delayed or prevented. Competition for these highly skilled employees is intense. As a result, we cannot assure you that we will be successful in retaining our key personnel or in attracting and retaining the personnel we require for expansion.

WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY AND MAY INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

        The protection of our intellectual property, including our patents and other proprietary rights, is important to our success and our competitive position. Accordingly, we devote substantial resources to the maintenance and protection of intellectual property through various methods such as patents and patent applications, trademarks, copyrights, confidentiality and non-disclosure agreements. We also rely on trade secrets, proprietary methodologies and continuing technological innovation to remain competitive. We have taken measures to protect our trade secrets and know-how, including the use of confidentiality agreements with our employees. However, it is possible that these agreements may be breached and that the available remedies for any breach will not be sufficient to compensate us for damages incurred.

        We currently have four patents in the United States and patents in various foreign countries. There can be no assurance that the claims allowed under any patents held by us will be sufficiently broad to protect our technology against competition from third parties with similar technologies or products. Moreover, we cannot assure you that others will not assert rights in, or ownership of, patents and other proprietary rights we may establish or acquire or that we will be able to successfully resolve such conflicts. In addition, we cannot assure you that any patents issued to us will not be challenged, invalidated or circumvented or that the rights granted under these patents will provide a competitive advantage to us. Moreover, the laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States, and we could experience various obstacles and high costs in protecting our intellectual property rights in foreign countries. If we are unable to obtain or maintain these protections, we may not be able to prevent third parties from using our intellectual property.

RISKS RELATED TO OWNERSHIP OF OUR COMMON STOCK

OUR STOCK PRICE IS SUBJECT TO EXTREME VOLATILITY.

        The trading price of our Common Stock has been, and is likely to continue to be, highly volatile and could be subject to wide fluctuations in response to factors such as actual or anticipated variations in the Company's quarterly operating results, announcements of technological innovations, announcements of significant new orders or cancellation of significant orders, or new products by the Company or its competitors, changes in financial estimates by securities analysts, conditions or trends in the analytic instrumentation markets, changes in the market valuations of other security-detection oriented companies, announcements by the Company or its competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments, additions or departures of key personnel, sales of Common Stock or other securities of the Company in the open market and other events or factors, many of which are beyond the Company's control.

THERE IS NO ESTABLISHED TRADING MARKET FOR OUR SHARES OF COMMON STOCK. THE LIQUIDITY OF OUR COMMON STOCK WILL BE AFFECTED BY ITS LIMITED TRADING MARKET.

        Bid and ask prices for our Common Stock are quoted on the Over-the-Counter Bulletin Board under the symbol "ESNR.OB." There is currently no broadly followed, established trading market for our Common Stock. An established trading market for our shares may never develop or be maintained. Although we intend, as soon as is practicable, to undertake the process to become listed on one of the national stock exchanges or with Nasdaq, there is no assurance as to when or if those events will occur. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders. The absence of an active trading market reduces the liquidity of our shares. Prior to the consummation of the merger in February 2005, we had no reported trading volume in our Common Stock. Since then, we have had sporadic reported trading in our shares. As a result of this lack of trading activity, the quoted price for our Common Stock on the Over-the-Counter Bulletin Board is not necessarily a reliable indicator of its fair market value. Further, if we cease to be quoted, holders would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our Common Stock, and the market value of our Common Stock would likely decline.

IF AND WHEN A TRADING MARKET FOR OUR COMMON STOCK DEVELOPS, BECAUSE WE ARE A TECHNOLOGY COMPANY, WE EXPECT THAT THE TRADING PRICES WILL BE EXTREMELY VOLATILE.

        The trading prices of technology company stocks in general tend to experience extreme price fluctuations. The valuations of many technology companies without consistent product revenues or earnings, if any, are not based on conventional valuation standards such as price to earnings and price to sales ratios. Any negative change in the public's perception of the prospects of technology companies could depress our stock price regardless of our results of operations if a trading market for our stock develops. In addition, our stock price could be subject to wide fluctuations in response to factors including, but not limited to, the following:

    o announcements of new technological innovations or new products by us or our competitors;

    o   conditions or trends in the sensor technology industry;

    o   changes in the market valuations of other technology companies;

    o developments in domestic and international governmental policy or regulations that affect the technology utilized in our products;

    o announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

    o developments in patent or other proprietary rights held by us or by others; or

    o   loss or expiration of our intellectual property rights.

WE MAY RAISE ADDITIONAL CAPITAL THROUGH A SECURITIES OFFERING THAT COULD DILUTE THE OWNERSHIP INTERESTS OF OUR SHAREHOLDERS.

        We require substantial working capital to fund our business. If we raise additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the holders of our Common Stock. The issuance of additional Common Stock or securities convertible into Common Stock by our management will also have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock.

        In addition, under our Articles of Incorporation, the Board of Directors of the Company (the "Board") is authorized to issue, without obtaining shareholder approval, shares of preferred stock having the rights, privileges and is designated as determined by the Board. Therefore, the Board could issue shares of preferred stock that would have preferential liquidation, distribution, voting, dividend or other rights, which would be superior to the rights of common stockholders.

A SIGNIFICANT NUMBER OF OUR SHARES ARE ELIGIBLE FOR SALE, AND THEIR SALE COULD DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

        Sales of a significant number of shares of our Common Stock in the open market could harm the market price of our Common Stock. A reduced market price for our shares could make it more difficult to raise funds through future offerings of Common Stock. Approximately 27 million shares are presently eligible for trading in the open market. As additional shares become available for resale in the open market, including new shares issued upon conversion of our debentures issued on December 7, 2005, the exercise of our outstanding options, warrants, and contractual obligations to issue shares, the number of our publicly tradable shares will increase, which could decrease their trading price. In addition, some of our shares may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect on the market for our shares. In general, a person who has held restricted shares for a period of one year may, upon satisfying certain conditions to the application of Rule 144, sell into the market shares up to an amount equal to 1% of the outstanding shares (and potentially more) of Common Stock of the Company. These sales may be repeated once each three months. In addition, an unlimited amount of restricted shares may be sold by a non-affiliate after they have been held for two years pursuant to Rule 144(k).

WE MAY BE SUBJECT TO THE SEC'S PENNY STOCK RULES.

        Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain rules adopted by the SEC. Penny stocks generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq Stock Market if current price and volume information with respect to transactions in such securities is provided by the exchange or system. The rules require that a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in connection with the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the rules generally require that prior to a transaction in a penny stock, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the liquidity of penny stocks. If our securities become subject to the penny stock rules, holders of our shares of Common Stock may find it more difficult to sell their securities.

WE HAVE NOT PAID DIVIDENDS IN THE PAST AND DO NOT EXPECT TO PAY DIVIDENDS IN THE FUTURE. ANY RETURN ON INVESTMENT MAY BE LIMITED TO POTENTIAL FUTURE APPRECIATION IN THE VALUE OF OUR STOCK.

        We have never paid cash dividends on our stock and do not anticipate paying cash dividends on our stock in the foreseeable future. The payment of dividends on our shares, if ever, will depend on our earnings, financial condition and other business and economic factors affecting us at such time as the Board may consider relevant. If we do not pay dividends, our stock may be less valuable because a return on investment will only occur if and to the extent that our stock price appreciates, and if the price of our stock does not appreciate, then there will be no return on investment.

OUR ANTI-TAKEOVER DEFENSE PROVISIONS MAY DETER POTENTIAL ACQUIRERS AND DEPRESS OUR STOCK PRICE.

        Certain provisions of our Articles of Incorporation, Bylaws and Nevada law, as well as certain agreements we have with our executives, could be used by our incumbent management to make it substantially more difficult for a third party to acquire control of us. These provisions include the following:

    o we may issue preferred stock with rights senior to those of our Common Stock; and

    o the Board may fill casual vacancies occurring in the Board and may appoint one or more additional directors between annual meetings of shareholders to hold office until the next annual meeting of shareholders.

        These provisions may discourage certain types of transactions involving an actual or potential change in control. These provisions may also limit our shareholders' ability to approve transactions that they may deem to be in their best interests and discourage transactions in which our shareholders might otherwise receive a premium for their shares over the then current market price.

SOME OF OUR EXISTING SHAREHOLDERS CAN EXERT CONTROL OVER US, AND MAY NOT MAKE DECISIONS THAT ARE IN THE BEST INTERESTS OF ALL SHAREHOLDERS.

        Our officers, directors and principal shareholders together control approximately 44% of our outstanding Common Stock. Land & General Berhad through its wholly owned subsidiary, L&G Resources (1994), Inc., owns approximately 18.6% of our outstanding Common Stock. As a result, these shareholders, if they act together, will be able to exert a significant degree of influence over our management and affairs and over matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change in control of the Company and might affect the market price of our shares, even when a change may be in the best interests of all shareholders. Moreover, the interests of this concentration of ownership may not always coincide with our interests or the interests of other shareholders, and, accordingly, they could cause us to enter into transactions or agreements which we would not otherwise consider.

PAST ACTIVITIES OF THE COMPANY AND ITS AFFILIATES MAY LEAD TO FUTURE LIABILITY FOR US.

        Prior to the acquisition of EST, L.P., we engaged in the exploitation of mining claims, a business unrelated to the Company's current operations. Liabilities, if any, of the prior business may have a material adverse effect on us.

                                 USE OF PROCEEDS

        Net proceeds from the issuance of 1,375,000 shares of Common Stock on February 1, 2005 were used for working capital. Any net proceeds from the issuance of shares of Common Stock as a result of the exercise of the warrants issued by us on February 1, 2005, December 5, 2005 and December 7, 2005, respectively, will be used for working capital. The 130,000 shares of Common Stock issued on December 5, 2005 were in consideration of investor relations services, valued at approximately $105,882, rendered to the Company by the recipient of the shares. We will not receive any proceeds from the issuance of the Common Stock into which the debentures are convertible. We will not receive any proceeds from the resale of any of the aforementioned Common Stock by the selling security holders.

                         DETERMINATION OF OFFERING PRICE

        The 3,985,000 shares of Common Stock and warrants to purchase 3,985,000 shares of Common Stock issued in the private placement on February 1, 2005 were priced at $1.00 per unit (such unit consisting of one share of Common Stock and a warrant to purchase one share of Common Stock at $1.00 per share). The purchase price of the units and exercise price of the warrants were based upon a valuation of EST, L.P. of $10 million, divided by 10,000,000, which represents the total number of limited partnership interests of EST, L.P. outstanding immediately prior to the merger whereby EST, L.P. became an indirect subsidiary of the Company.

        The 130,000 shares of Common Stock issued to CEOcast, Inc. ("CEOcast") in the private placement on December 5, 2005 were issued in exchange for investor relations services valued at approximately $105,882. The number of shares issued to CEOcast was calculated by determining for each of the nine months of the contract between us and CEOcast that number of shares that could be purchased per month at a 15% discount with $10,000.

        The warrant issued to HomelandSecurityStocks.com ("HSS"), a division of Protect-A-Life, Inc. ("PAL"), in the private placement on December 5, 2005 was issued pursuant to the Settlement Agreement entered into on October 11, 2005 among HSS, PAL and the Company. The exercise price of the warrant issued to HSS is the same as the exercise price of the warrant contemplated by the consulting agreement dated February 7, 2005, between HSS and the Company, which agreement was the subject of the Settlement Agreement. That exercise price was established by arms length negotiation between HSS and the Company and reflected the then approximate fair market value of our Common Stock.

        The debentures issued by us in the private placement on December 7, 2005 are convertible into Common Stock at a price of $0.4544 per share. This price was calculated based upon 105% of the volume weighted average price over the 20 trading days preceding the date of issuance of the debentures.

        The warrant issued in the private placement on December 7, 2005 is exercisable into Common Stock at a price of $0.4761 per share. This price was calculated based upon 110% of the volume weighted average price over the 20 trading days preceding the date of issuance of the warrant.

                            SELLING SECURITY HOLDERS

        The table below sets forth the following information, as of the date that we received such information from the selling security holder (this information was received by the Company between December 6, 2005 and the date of this prospectus):

            o the name of each holder of the Common Stock, warrants and debentures described above that has indicated a desire to be included in this registration statement;

            o the number of shares of Common Stock that each selling security holder owns as of such date;

            o the number of shares of Common Stock that may, assuming the exercise in full of all of the warrants described above and the conversion in full of all of the debentures described above, be offered for sale by each selling security holder from time to time pursuant to this prospectus;

            o the number of shares of Common Stock to be held by each selling security holder assuming the exercise in full of all of the warrants described above and the conversion in full of all of the debentures described above, and the sale of all of the shares of Common Stock offered hereby; and

            o by footnote, any position or office held or other material relationship with the Company or any of its predecessors or affiliates within the past three years, other than that of being a shareholder.

                                              SHARES OF
                                             COMMON STOCK    NUMBER OF SHARES OF   SHARES OF COMMON STOCK OWNED
                                               OWNED OF      COMMON STOCK TO BE    OF RECORD AFTER COMPLETION OF
                                             RECORD PRIOR      OFFERED FOR THE             THE OFFERING
                                                TO THE        SELLING SECURITY     -----------------------------
     NAME OF SELLING SECURITY HOLDER           OFFERING       HOLDER'S ACCOUNT       NUMBER         PERCENTAGE
-----------------------------------------   -------------   --------------------   ------------   --------------
Mark S. Barbara                                       0                50,000(1)           0                 *
Bixbie Financial Corp.                             0               250,000              0                 *
John J. and Alicia C. Caufield                   30,000            100,000(2)         30,000              *
CEOcast, Inc. (2)                               130,000            130,000              0                 *
Chase Investments, Inc.                            0                50,000              0                 *
Crown Capital Partners SA                          0             1,000,000(4)           0                 *
Richard Forte                                      0                50,000(3)           0                 *
Jeffrey R. Haines                                  0                50,000              0                 *
HomelandSecurityStocks.com, a division of
 Protect-A-Life, Inc. (6)                          0               350,000(7)           0                 *
Islandia, L.P.                                     0             7,520,990(8)           0                 *
Nathaniel Kramer                                   0                50,000(9)           0                 *
Memphis Group Inc.                                 0               500,000(10)           0                 *
Midsummer Investment, Ltd.                         0            13,537,780(11)           0                 *
Montgomery & Co., LLC (12)                         0               485,213(13)          0                 *
Jeremy Shaffer Roenick                             0                50,000(14)          0                 *
Gene Salkind, M.D.                                 0               200,000(15)          0                 *
Paul Tompkins                                      0                25,000              0                 *

* Less than 1%.

(1) Includes 25,000 shares of Common Stock underlying a warrant exercisable within 60 days of December 31, 2005.

(2) Includes 50,000 shares of Common Stock underlying a warrant exercisable within 60 days of December 31, 2005.

(3) CEOcast provides the Company with investor relations services valued at approximately $17,500 per month.

(4) Includes 500,000 shares of Common Stock underlying a warrant exercisable within 60 days of December 31, 2005.

(5) Includes 25,000 shares of Common Stock underlying a warrant exercisable within 60 days of December 31, 2005.

(6)     HSS formerly provided the Company with investor relations services.

(7) Includes 350,000 shares of Common Stock underlying a warrant exercisable within 60 days of December 31, 2005.

(8) Includes 110% of 5,501,761 shares of Common Stock underlying a debenture convertible within 60 days of December 31, 2005, plus 110% of 1,335,502 shares of Common Stock that may be used to pay interest on the debenture.

(9) Includes 25,000 shares of Common Stock underlying a warrant exercisable within 60 days of December 31, 2005.

(10) Includes 250,000 shares of Common Stock underlying a warrant exercisable within 60 days of December 31, 2005.

(11) Includes 110% of 9,903,169 shares of Common Stock underlying a debenture convertible within 60 days of December 31, 2005, plus 110% of 2,403,903 shares of Common Stock that may be used to pay interest on the debenture.

(12) Montgomery & Co., LLC ("Montgomery") provided the Company with financial advisory services in connection with the issuance of the 8% unsecured convertible debentures issued on December 7, 2005 and various other securities, for which it received $490,000 and a five-year warrant to purchase 485,213 shares of Common Stock at an exercise price of $.4761 per share.

(13) Includes 485,213 shares of Common Stock underlying a warrant exercisable within 60 days of December 31, 2005.

(14) Includes 25,000 shares of Common Stock underlying a warrant exercisable within 60 days of December 31, 2005.

(15) Includes 100,000 shares of Common Stock underlying a warrant exercisable within 60 days of December 31, 2005.

                              PLAN OF DISTRIBUTION

        Each selling security holder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on through the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling security holder may use any one or more of the following methods when selling shares:

            o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

            o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

            o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

            o an exchange distribution in accordance with the rules of the applicable exchange;

            o   privately negotiated transactions;

            o settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

            o broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

            o   a combination of any such methods of sale;

            o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

            o   any other method permitted pursuant to applicable law.

        The selling security holders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus.

        Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

        In connection with the sale of the Common Stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The selling security holders may also sell shares of the Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling security holder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

        The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

        Because selling security holders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling security holder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling security holders.

        We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling security holders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the selling security holders or any other person. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

        We will not receive any part of the proceeds from the resale by the selling security holders of any Common Stock under this prospectus. We will bear all expenses other than selling discounts and commissions and fees and expenses of the selling security holders in connection with the registration of the shares being reoffered by the selling security holders.

                                LEGAL PROCEEDINGS

        We are not a party to any pending legal proceeding, other than routine litigation that is incidental to our business, and are not aware of any proceeding contemplated by a governmental authority against us.

                DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS

MATTHEW COLLIER

        Matthew Collier, age 48, currently serves as President and Chief Executive Officer and a director of the Company. Mr. Collier has served as President and Chief Executive Officer and a director of the Company since May 26, 2005. From 1997 through 2004, Mr. Collier served as President of SAFER Systems, a private company that manufactures high technology emergency response software for international governmental applications as well as for global chemical, petrochemical and transportation industries. Mr. Collier holds a Masters in Public Administration from Harvard University and a B.S. in Engineering from the United States Military Academy at West Point. Mr. Collier does not serve as a director of any other publicly reporting company.

FRANCIS CHANG

        Francis Chang, age 71, currently serves as Secretary and Vice
President of Finance and Administration and a director of the Company. Mr. Chang has served as a director of the Company since January 31, 2005 and has served as Secretary and Vice President of Finance and Administration since February 1, 2005. Mr. Chang was the Chief Financial Officer of Electronic Sensor Technology, L.P. from March 1995 through February 2005. Mr. Chang received a B.A. in Economics from National Taiwan University in Taiwan in 1956 and an M.B.A. from Pepperdine University in 1978. Mr. Chang does not serve as a director of any other publicly reporting company.

TEONG LIM

        Teong Lim, age 66, currently serves as Vice President of Corporate Development and a director of the Company. Dr. Lim has served as a director of the Company since January 31, 2005 and has served as Vice President of Corporate Development since February 1, 2005. Dr. Lim was the director of corporate development of Electronic Sensor Technology, L.P. from March 1995 through August 2000 and was the Manager of Corporate Development of Electronic Sensor Technology, L.P. from August 2000 through February 2005. Dr. Lim has been the President of Amerasia Technology, Inc., a subsidiary of the Company, since 1984. Since 1997, Dr. Lim has been a director of Crystal Clear Technology, Sdn., a privately-owned Malaysian company that manufactures and markets a high-contrast liquid crystal display (LCD) product line. Dr. Lim received a Ph.D. in Electrical Engineering from McGill University in 1968 and an M.B.A. from Pepperdine University in 1982. Dr. Lim does not serve as a director of any other publicly reporting company.

JAMES FREY

        James Frey, age 67, currently serves as Chairman of the Board of Directors of the Company. Mr. Frey has served as Chairman since February 21, 2005. Mr. Frey serves on the Company's audit committee and compensation committee. From June 1999 to March 2003, Mr. Frey served as Chief Executive Officer of TASC Inc., a subsidiary of Litton/Northrup Grumman. He also served as the Vice President of Information Technology at Litton from March 2001 to March 2002. Mr. Frey is currently a director of SSG Precision Optronics, a privately-held optical component manufacturing company. Mr. Frey received a B.S.

in Electrical Engineering from Duke University in 1960. Mr. Frey does not serve as a director of any other publicly reporting company.

MIKE KRISHNAN

        Mike Krishnan, age 66, currently serves as a director of the Company. Mr. Krishnan has served as a director of the Company since February 21, 2005. Mr. Krishnan serves on the Company's audit committee and compensation committee. Mr. Krishnan has been President of L&G Resources (1994) Inc. since August 2003. He has served as Managing Director of Land & General Berhad ("L&G") since September 2001. L&G is an investment holding company with subsidiaries engaging in property development, property management and education services in Malaysia and Australia. Mr. Krishnan also served as the executive director of Antah Holdings Berhad from April 1990 to October 2000. Mr. Krishnan received an A.M.P from Harvard Business School in 1987. Mr. Krishnan does not serve as a director of any other publicly reporting company in the United States. Mr. Krishnan is a director of L&G, which is listed on the Kuala Lumpur Stock Exchange.

EDWARD STAPLES

        Edward Staples, age 62, currently serves as Chief Scientific Officer and a director of the Company. Dr. Staples has served as a director of the Company since January 31, 2005 and has served as Chief Scientific Officer of the Company since May 26, 2005. From February 1, 2005 through May 26, 2005, Dr. Staples served as President and Chief Executive Officer of the Company. Dr. Staples was a co-founder of Electronic Sensor Technology, L.P. and was its managing director from February 1995 through February 2005. Dr. Staples received a B.S. in Electrical Engineering from Loyola University in 1966, an M.S. in Electrical Engineering in 1969 and a Ph.D. in Solid State Electronics in 1971 from Southern Methodist University. Dr. Staples does not serve as a director of any other publicly reporting company.

JAMES WILBURN

     James Wilburn, age 73, currently serves as a director of the Company. Dr. Wilburn has served as a director of the Company since September 8, 2005. Dr. Wilburn serves on the Company's audit committee and compensation committee. Dr. Wilburn has served as dean of Pepperdine University's School of Public Policy since September 1996. Dr. Wilburn has also served Pepperdine as Vice President of University Affairs, and as provost and Chief Operating Officer. He is also a member of the European Parliament Industrial Council. Dr. Wilburn has served as a director of several companies in the United States and Europe, including Signet Scientific, George Fisher (Switzerland), The Olsen Company, Flowline, Brentwood Square Savings Bank and First Fidelity Thrift and Loan. Dr. Wilburn received his Ph.D. in economic history from the University of California at Los Angeles, a masters degree from Midwestern State University and an MBA from Pepperdine's Presidential/Key Executive program. He received his bachelors degree from Abilene Christian University. Dr. Wilburn currently serves as a director of Virco Manufacturing, which is a publicly reporting company.

GARY WATSON

     Gary Watson, age 56, currently serves as Vice President of Engineering of the Company. Mr. Watson has served as Vice President of Engineering since September 8, 2005. Mr. Watson is the co-inventor and co-patent holder of the zNose(TM). Mr. Watson has over twenty years experience in gas chromatography. Mr. Watson joined Amerasia in 1988 and directed the Amerasia's research in adapting gas chromatographic techniques with surface acoustic wave (SAW) detectors. He received his B.S. degree from the University of Southern California in 1972.

FAMILY RELATIONSHIPS AND INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

        Each director of the Company holds office until the next annual meeting of shareholders of the Company, or until his prior death, resignation or removal. There are no family relationships among our directors or executive officers. Within the past five years, there has not been any bankruptcy petition filed by or against any business of which any of our officers, directors or control persons were a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time. None of our officers, directors or control persons has been convicted in a criminal proceeding in the past five years or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses). None of our officers, directors or control persons is subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities. None of our officers, directors or control persons has been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, where the judgment has not been reversed, suspended, or vacated.

AUDIT COMMITTEE FINANCIAL EXPERT

        While we believe that members of our Board of Directors each have some of the attributes of an audit committee financial expert, no single individual possesses all of the attributes; therefore, no one on our Board of Directors can be deemed to be an audit committee financial expert. In forming our Board of Directors, we sought out individuals who would be able to guide our operations based on their business experience, both past and present, or their education. Our business model is not complex and our accounting issues are straightforward. Responsibility for our operations is centralized within our executive management, which is comprised of four persons. We recognize that having a person who possesses all of the attributes of an audit committee financial expert would be a valuable addition to our Board of Directors, however, the Company is not, at this time, able to compensate such a person therefore, we may find it difficult to attract such a candidate.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information, as of December 31, 2005, concerning the issued and outstanding stock of the Company beneficially owned
(i) by each director and each named executive officer of the Company, (ii) by all directors and executive officers of the Company as a group and (iii) by each stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock.

                                                            AMOUNT AND NATURE OF
                              NAME AND ADDRESS(1)           BENEFICIAL OWNERSHIP      PERCENTAGE OF
TITLE OF CLASS                OF BENEFICIAL OWNER             (SHARES OF STOCK)          CLASS(2)
--------------      --------------------------------------  --------------------      -------------
Common Stock        Matthew Collier*+                                     75,000(3)            0.14%

Common Stock        Francis Chang*+~                                   3,933,160(4)            7.33%

Common Stock        Teong Lim*+~                                       5,247,908(5)            9.78%

Common Stock        James Frey*                                                0               0.00%

Common Stock        Mike Krishnan*                                     9,948,801(6)           18.54%

Common Stock        Edward Staples*+~                                  4,212,544(7)            7.85%

Common Stock        James Wilburn*                                             0               0.00%

Common Stock        Gary Watson+                                         175,000(8)            0.00%

Common Stock        Land & General Berhad
                    c/o Electronic Sensor Technology, Inc.
                    1077 Business Center Circle
                    Newbury Park, California 91320                     9,948,801(9)           18.54%

Common Stock        L&G Resources (1994), Inc.
                    c/o Electronic Sensor Technology, Inc.
                    1077 Business Center Circle
                    Newbury Park, California 91320                     9,948,801              18.54%

Common Stock        3 Springs, LLC
                    c/o Electronic Sensor Technology, Inc.
                    1077 Business Center Circle
                    Newbury Park, California 91320                     3,595,913               6.70%

Common Stock        TC Lim, LLC
                    c/o Electronic Sensor Technology, Inc.
                    1077 Business Center Circle
                    Newbury Park, California 91320                     4,729,112               8.81%

                                                            AMOUNT AND NATURE OF
                              NAME AND ADDRESS(1)           BENEFICIAL OWNERSHIP      PERCENTAGE OF
TITLE OF CLASS                OF BENEFICIAL OWNER             (SHARES OF STOCK)          CLASS(2)
--------------      --------------------------------------  --------------------      -------------
Common Stock        Midsummer Investment, Ltd.
                    485 Madison Avenue, 23rd Floor
                    New York, New York 10022                          17,701,228(10)           33.00%

Common Stock        Islandia L.P.
                    485 Madison Avenue, 23rd Floor
                    New York, New York 10022                          11,278,101(11)          21.02%

Common Stock        All directors and named executive
                    officers as a group                               23,592,413(12)           43.9%

* Director

+ Named executive officer

~ 5% or more beneficial owner

(1) The address of each director and named executive officer is c/o Electronic Sensor Technology, Inc., 1077 Business Center Circle, Newbury Park, California 91320.

(2) These percentages are calculated based upon the total amount of outstanding shares of Common Stock held by any person or group plus any securities that such person or group has the right to acquire within 60 days of December 31, 2005 pursuant to options warrants, conversion privileges or other rights, divided by 53,655,865, which represents the total number of shares of Common Stock issued and outstanding as of December 31, 2005.

(3) Includes the right to receive 75,000 shares of Common Stock, which Mr. Collier was granted the right to receive on May 26, 2005, but which have not yet been issued or approved by the Board of Directors.

(4) Includes 80,000 shares of Common Stock underlying options exercisable within 60 days of December 31, 2005 and 257,247 shares of Common Stock underlying a warrant exercisable within 60 days of December 31, 2005 and 3,595,913 shares of Common Stock held by 3 Springs, LLC and beneficially owned by Mr. Chang.

(5) Includes 80,000 shares of Common Stock underlying options exercisable within 60 days of December 31, 2005 and 438,796 shares of Common Stock underlying a warrant exercisable within 60 days of December 31, 2005 and 4,729,112 shares of Common Stock held by TC Lim, LLC and beneficially owned by Dr. Lim.

(6) Includes 9,948,801 shares of Common Stock held by L&G Resources (1994), Inc., of which Mr. Krishnan is a beneficial owner by virtue of being President of L&G Resources (1994), Inc. and Managing Director of Land & General Berhad, the parent company of L&G Resources (1994), Inc.

(7) Includes 100,000 shares of Common Stock underlying options exercisable within 60 days of December 31, 2005 and 343,708 shares of Common Stock underlying a warrant exercisable within 60 days of December 31, 2005.

(8) Includes 175,000 shares of Common Stock underlying options exercisable within 60 days of December 31, 2005

(9) Includes 9,981,000 shares of Common Stock held by its wholly-owned subsidiary, L&G Resources (1994), Inc., of which Land & General Berhad is a beneficial owner.

(10) Includes 9,903,169 shares of Common Stock underlying a debenture convertible within 60 days of December 31, 2005 and 7,798,059 shares of Common Stock underlying a warrant exercisable within 60 days of December 31, 2005.

(11) Includes 5,501,761 shares of Common Stock underlying a debenture convertible within 60 days of December 31, 2005 and 5,776,340 shares of Common Stock underlying a warrant exercisable within 60 days of December 31, 2005.

(12) Includes 435,000 shares of Common Stock underlying options exercisable within 60 days of December 31, 2005 and 1,039,751 shares of Common Stock underlying warrants exercisable within 60 days of December 31, 2005, as well as 9,948,801 shares of Common Stock held by L&G Resources (1994), Inc., 3,595,913 shares of Common Stock held by 3 Springs, LLC and 4,729,112 shares of Common Stock held by TC Lim, LLC.

                            DESCRIPTION OF SECURITIES

        As of December 31, 2005, the Company has 53,655,865 shares of Common Stock issued and outstanding. The Company is authorized to issue 200,000,000 shares of Common Stock in the aggregate. Each shareholder of the Company is entitled to one vote for each share of Common Stock on all matters submitted to a shareholder vote. Holders of the Common Stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of Common Stock voting for the election of directors can elect all of the directors. A quorum is required for any annual or special meeting of shareholders of the Company in order to transact any business at the meeting, other than the election of the chairman or the adjournment of the meeting. Two persons present and being, or representing by proxy, shareholders of the Company constitutes a quorum. A vote by the holders of a majority of our outstanding shares of Common Stock is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

        Dividends on our Common Stock may be declared and paid at such times as the Board of Directors may determine. Holders of Common Stock are entitled to share in all dividends that the Board of Directors, in its discretion, declares from legally available funds. However, we have never paid cash dividends on our Common Stock and do not anticipate paying cash dividends on our Common Stock in the foreseeable future.

        In the event of a liquidation, dissolution or winding up, each outstanding share of Common Stock entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the Common Stock. Holders of our Common Stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our Common Stock.

        Certain provisions of our Articles of Incorporation, Bylaws and Nevada law, as well as certain agreements we have with our executives, could be used by our incumbent management to make it substantially more difficult for a third party to acquire control of us. These provisions include the following:

    o we may issue preferred stock with rights senior to those of our Common Stock; and

    o the Board may fill casual vacancies occurring in the Board and may appoint one or more additional directors between annual meetings of shareholders to hold office until the next annual meeting of shareholders.

        These provisions may discourage certain types of transactions involving an actual or potential change in control. These provisions may also limit our shareholders' ability to approve transactions that they may deem to be in their best interests and discourage transactions in which our shareholders might otherwise receive a premium for their shares over the then current market price.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

        No expert preparing or certifying all or part of this registration statement or a report or valuation for use in connection with the registration statement or counsel named in this prospectus as having given an opinion on the validity of the securities being registered or upon other legal matters concerning the registration or offering of the securities was hired on a contingent basis, will receive a direct or indirect interest in the Company, or was a promoter, underwriter, voting trustee, director, officer, or employee of the Company.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

        Under the Bylaws of the Company, directors are generally indemnified for all costs, charges and expenses incurred in connections with a proceeding to which a director is made a party by reasons of his being or having been a director of the Company and officers, employees and agents may be, at the discretion of the Board of Directors, indemnified for all costs, charges and expenses incurred that result from acting as an officer of the corporation. Nevada Revised Statute 78.7502 provides that the Company may indemnify directors, officers, employees and agents of the Company for expenses reasonably incurred in connection with and to the extent that such director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding or any claim, issue or matter wherein such person "acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful," subject to certain limitations.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                             DESCRIPTION OF BUSINESS

        We are engaged in the development, manufacture, and sale of a patented product we call zNose(R), a device designed to detect and analyze chemical odors and vapors, or, in another words, an electronic "nose". We believe the zNose(R) is superior to other electronic "noses" because of its speed, specificity and sensitivity. The zNose(R) is capable of measuring and quantifying the chemistry of any compound, fragrance, vapor or odor with parts per trillion sensitivity in 10 seconds. We also believe the zNose(R) has the unique ability to quantify and speciate the subject chemical vapor by creating visual olfactory images. This enables the measured odor or vapor to be easily identified by the user.

        We believe that our products will have broad applications in the homeland security, environmental monitoring and detection and laboratory instrumentation markets. We are involved in ongoing product research and development efforts in that regard. We have also concentrated our efforts on further product development, testing and proving, and assembling our sales and support organization.

        Our executive offices are located at 1077 Business Center Circle, Newbury Park, California 91320 and our telephone number is (805) 480-1994.

HISTORY AND BACKGROUND

        We were incorporated under the laws of the state of Nevada as Bluestone Ventures, Inc. on July 12, 2000. From the date of our incorporation until February 1, 2005, we were in the business of acquiring and exploring potential mineral properties in Ontario, Canada. We changed our name to Electronic Sensor Technology, Inc. on January 26, 2005 in connection with the acquisition of two corporations that had together owned EST, L.P. Since the acquisition of EST, L.P., our business has been the development, manufacture and sale of chemical vapor analysis technology devices. We have abandoned our mining exploration business.

ELECTRONIC SENSOR TECHNOLOGY, LP ACQUISITION

        On February 1, 2005, pursuant to the terms of an Agreement and Plan of Merger by and among the Company, Amerasia, holder of approximately 55% of the partnership interests of EST, L.P., L&G, holder of approximately 45% of the partnership interests of EST, L.P., AAC, a wholly-owned subsidiary of the Company, and LAC, a wholly-owned subsidiary of the Company, the Company acquired 100% of the outstanding equity partnership interest of EST, L.P. Under the Agreement and Plan of Merger, (i) Amerasia merged with and into AAC such that it became a wholly-owned subsidiary of the Company, (ii) L&G merged with and into LAC such that L&G became a wholly-owned subsidiary of the Company, (iii) as a result of the mergers of (i) and (ii), the Company indirectly acquired the partnership interests of EST, L.P., and (iv) the Company issued 20,000,000 shares of its common stock to the shareholders of Amerasia and L&G.

        In November 2004, EST, L.P. sold $200,000 in limited partnership interests to certain bridge investors. Concurrent with the mergers, these limited partnership interests were directly exchanged into 200,000 shares of Common Stock of the Company and warrants to purchase 200,000 shares of Common Stock of the Company at $1.00 per share to certain investors.

        In connection with the mergers, the Company entered into Subscription Agreements with certain investors on January 31, 2005. Under these Subscription Agreements, the Company issued and sold in a private placement 3,985,000 shares of its Common Stock and warrants to purchase 3,985,000 shares of Common Stock at $1.00 per share to certain investors for gross proceeds of $3,985,000. The Company received the gross proceeds of the sale of these shares on February 1, 2005. The Company received net proceeds of approximately $3,821,000 less fees, including counsel fees for the investors and EST, L.P. of approximately $164,000.

        Immediately following the mergers and the private placement (collectively, the "Transaction"), the pre-Transaction shareholders of Bluestone held approximately 50.0% of our Common Stock and the pre-Transaction shareholders of Amerasia and L&G held approximately 42.2% of our Common Stock.

        In conjunction with the mergers, all of the officers and directors of Bluestone resigned and Dr. Edward Staples was appointed President of Bluestone. Dr. Staples, along with Mr. Francis Chang and Dr. Teong Lim were named directors of Bluestone and the prior operations of Bluestone were terminated.

        Following the mergers we assumed as our principal operations, the operations of EST, L.P. and we appointed additional officers. In May 2005, we expanded our Board of Directors from 5 to 7 directors and appointed additional directors to fill the new directorships.

OVERVIEW OF PAST OPERATIONS OF ELECTRONIC SENSOR TECHNOLOGY, L.P.

        Following the mergers, our operations are a continuation of operations originally conducted by EST, L.P. EST, L.P. was formed in 1995 to develop and manufacture, the zNose(R), an advanced technology in chemical vapor detection and analysis. The zNose(R) has been developed with over $10 million in funding, primarily from equity funding from existing equity holders. In 1999, EST, L.P. completed beta testing of its products and commenced commercial sales to the analytical instrumentation/quality control market as well as the homeland security market.

        In order to finance its operations, EST, L.P. obtained a 4% loan of $1.975 million from East West Bank in September 2003. This loan was guaranteed by three officers of EST, L.P. In connection with the mergers, we assumed the then outstanding balance of $1.8 million on the East West Bank loan from EST, L.P., and the guarantees were released. In addition, we have agreed to pledge a $900,000 certificate of deposit as collateral for repayment under the loan.

INDUSTRY OVERVIEW

        Although there are a vast number of applications for the zNose(R) product, we believe that the most significant demands for our product will be in three general market categories - homeland security, analytical instrumentation/ quality control and environmental monitoring and detection.

        Homeland Security. According to published sources, the overall homeland security market was projected to be $98-114 billion in 2004. We believe that detection and analysis of chemical compounds will aid greatly in various homeland security efforts including:

            o Building Security. There is a need for a continuous and real-time chemical detection system to monitor the ambient air in buildings and in confined spaces. Detecting hazardous gases and poisonous chemical agents such as sarin, VX explosives, and contrabands for security and environmental safety purposes are the main concerns. We believe that the addressable commercial building security market segment may be as high as $1.2 billion based on the top 4% of the high-end commercial buildings that would seek protection from a chemical detection system.

            o Marine Smart Containers. Over seven million sea cargo containers arrive in the U.S. every year and only 4% of them are being inspected by the U.S. Customs Department. Cargo container security is a top priority with the U.S. government. We seek to incorporate the zNose(R) product into the smart container program.

            o Airports. Our zNose(R) products may be used to complement existing X-Ray and bomb detection technologies.

            o Drug Interdiction. The zNose(R) has been used to detect contrabands, including illicit controlled substances along U.S. borders.

        Analytical Instrumentation/Quality Control. The zNose(R) has been serving the chemical vapor analysis needs in various manufacturing industries. We estimate that the market for mass-spectrometry products such as zNose(R) may reach as much as $50 million during the next few years. The zNose(R) has been used for a host of analytical instrumentation applications such as:

            o   screening incoming raw materials;

            o checking ingredients in processed food and pharmaceutical products;

            o   inspecting packaging materials and finished goods; and

            o   detecting hazardous gas leaks in chemical plants

     Environmental Monitoring and Detection. The zNose(R) has been serving rapid on-location needs in detection and monitoring of toxic chemicals in the water for environmental protection purposes. In a recent toxic chemical spill caused by a chemical plant explosion in northeastern China which contaminated major water sources, the zNose(R) was deployed by local authorities to detect and monitor toxic flows in a river and to determine the safety of the water on a near real-time basis.

CONVENTIONAL ELECTRONIC NOSE TECHNOLOGY

        Conventional electronic noses are unable to meet the needs of the market because of their fundamental construction. They utilize non- or weakly specific arrays of physical sensors to produce a response equal to the number of sensors of specific vapor mixtures (fragrances). Unfortunately, electronic noses using uncorrelated sensor arrays only produce chaotic patterns that cannot be recognized except with sophisticated computer software. Unable to speciate, this type of electronic nose cannot be calibrated with chemical standards and therefore, is not acceptable for use in quantitative scientific methods of measurement. Another shortcoming is that the conventional electronic noses use an array of sensor each coated with different polymers for reaching to certain specific compounds. Since they are polymer coated, they tend to drift and be unstable.

THE ZNOSE(R) SOLUTION

        Speed, precision and versatility are the key characteristics of the zNose(R) product. Based on surface acoustic wave (SAW) technology, zNose(R) has been developed to replace the conventional electronic nose. The zNose(R) operates as quickly as a conventional electronic nose while delivering the precision and accuracy of a much more expensive gas chromatography instrument. The zNose(R) has advanced chemical analysis technology by performing part-per-trillion chromatography within 10 seconds. The performance of the zNose(R) has been verified by the U.S. Environmental Protection Agency under Environmental Technology Verification program and by the White House Office of National Drug Control Policy for drug interdiction. Tests have been performed at the Midwest Research Institute's Surety Laboratory in Kansas City and at the U.S. Army Dugway Proving Ground in Utah both proven zNose(R) effectiveness in detecting chemical agents such as sarin gases. We believe that the zNose(R) is currently the only electronic nose approved for purchase through the General Services Administration pre-approved procurement program.

        VaporPrint(TM) imaging ability is another major advantage of the zNose(R) product. With the patented imaging technology, zNose(R) as a gas chromatograph, is able to produce a coherent 10 second spectrum of the vapor pressure of the chemicals present in any odor or fragrance. Equipped with an integrating SAW detector, it can produce high-resolution visual images of odor intensity as well.

OUR PRODUCTS

zNose(R)

        We currently manufacture and sell two zNose(R) models designated as Model 4200 (Handheld Unit) and Model 7100 (Bench Top Unit). Model 4200 is designed for portability and for applications requiring quick and accurate vapor screening in the field. Model 7100 is designed for laboratory testing and is ideal for testing water and product quality control samples. Either model can be produced in one of two basic vapor sensing configurations: volatile and semi-volatile. The volatile configuration can detect volatile organic compounds, such as benzene. The semi-volatile configuration can detect heavier vapors such as those found in explosives and drugs.

        We are also developing Models 7100B and 7100C. Model 7100B is designed as a fixed installation unit for both indoor and outdoor ambient air monitoring instrument. It can be used for building security as well as outdoor environmental monitoring applications. It is designed to be operated remotely from a central control station via a radio frequency (RF) control link. Model 7100C is designed to be used for shipping containers and truck monitoring for both commercial and homeland security applications. It is designed to be used with a remote sampling kit which enables multiple samples to be collected then taken to the zNose(R) to be analyzed.

        We have designs to produce a hand-held zNose(R) that is smaller than the Model 4200 for commercial market. This model is designed to meet the needs of law enforcement, manufacturing process monitoring, and environmental monitoring. We plan to develop a separate version of the mini-zNose(R) to be used as a personal nerve agents detector for the military and security markets.

        All zNose(R) models analyze vapors in a two-step process. In the first step, typically lasting 10 seconds, the instrument collects a small sample of the vapor to be analyzed. The sample is then injected in to a gas chromatography column where the individual chemicals present are separated and measured. The chemical analysis requires only 10 seconds to produce the vapor's chemical signature we call "VaporPrint". The system software can also produce full chromatograms.

ACCESSORIES

        We offer several lines of accessory products such as calibration devices, sample desorbers, MicroSense Software(C), and GPS receivers. An example is our Model 3100 which provides a calibrated vapor source as well as a tool for extracting vapors from solid and liquid samples.

TECHNICAL SUPPORT

        All zNose(R) instruments sold are equipped with a software package called PCAnywhere. PCAnywhere allows a technical support person at EST to operate an instrument anywhere in the world through the internet. This better enables an EST technician to be available to address any customer problem.

SALES AND DISTRIBUTION

        We sell our zNose(R) product through distribution channels including equipment distributors and sales representatives in over 20 foreign countries, e-commerce and customer referrals. We entered into an agreement with TechMondial, Ltd. to be our exclusive distributor for a seven-year period in the countries of the European Communitiy, Romania, Bulgaria, Turkey, Croatia and Switzerland on October 21, 2005. We entered into an agreement with eScreen Sensor Solutions to be our exclusive distributor for a five-year period in Israel, the Caribbean, the State of Florida, and Central and South America on October 16, 2003. As part of this latter agreement, eScreen paid us an up-front fee of $250,000 in 2004.

        All sales representatives and distributors are required to attend a three-day training course conducted at our headquarters in Newbury Park, California. We advertise in selected industry trade journals and trade conventions. In the future, we intend to build a dedicated marketing and sales team. We believe that 50% of our sales are in (or will be in) the U.S. while the 50% are (or will be) from international customers. All of our customers pay us in U.S. dollars.

COMPETITION

        We are unaware of any direct competitor to the zNose(R) product on the market today. In the homeland security markets, we face competition from manufacturers of X-Ray machines, ion-mobility spectrometers (IMS) and chemical coated sensors. X-Ray machines have been widely used for security purposes in detecting metal objects but not for chemical compounds. IMS equipment is a vapor detector and is designed to detect nitro-chemical compounds but is blind to all other non-nitro compounds. Hence, it can only see a small dot in a space but cannot see the total picture. It employs a different sample collection technique by wiping the surfaces of the object placed for screening. IMS also uses radioactive beta foil materials in its construction which may be offensive to users in certain countries.

        Chemical coated sensors are the conventional electronic noses. They use an array of chemical sensors each coated with different polymers for reacting to certain specific compounds. As mentioned earlier, electronic noses cannot be calibrated with chemical standards and therefore it cannot be used for quantitative analysis.

        We have another set of competitors manufacturing portable gas chromatography products for the instrumentation market from major corporations such as Agilent Technologies, Inc. (NYSE:A), Perkin-Elmer, Inc. (NYSE: PKI) and Varian, Inc. (Nasdaq: VARI). We believe that our zNose(R) product is competitive with these companies' products based on speed and cost.

        Many of our current and potential competitors have larger customer bases, including the previously listed competitors, greater brand recognition and significantly greater financial, marketing and other resources than we do and may enter into strategic or commercial relationships with larger, more established companies. Some of our competitors may be able to secure alliances with customers and affiliates on more favorable terms, devote greater resources to marketing, advertising and promotional campaigns and devote substantially more resources to research and development than we do. In addition, new technologies and the expansion of existing technologies may increase the competitive pressures on us.

        We cannot assure you that we will be able to compete successfully against current or future competitors, and competitive pressures faced by us could harm our business, operating results and financial condition. We do not currently represent a significant competitive presence in the homeland security or analytic instrumentation markets.

MANUFACTURING AND RAW MATERIALS

        We design, prototype and manufacture our products at our headquarters. Our manufacturing facilities adhere to ISO9000 manufacturing methods. We contract out the manufacturing and assembling of certain components to subcontractors. Our current annual manufacturing capacity is approximately 1,000 zNose(R) units. The principal components to the Company's products are computer chips, circuit boards, transformers and sensory devices. The prices for these components are subject to market forces largely beyond the Company's control, including energy costs, market demand, and freight costs. The prices for these components have varied significantly in the past and may vary significantly in the future. Our principal suppliers of components and raw materials include:
Sigma Co. of Bellefonte, Pennsylvania, Ventura Fluid System Technologies of Camarillo, California and Valco Instruments Co., Inc. of Houston, Texas.

CUSTOMERS

        In 2005, we had approximately 35 customers. Our largest customer in 2005 purchased 15 of the total 56 zNose(R) units sold by us in 2005, constituting approximately 27% of the zNose(R) units sold in 2005. In 2005, we selected Beijing R&D Technology Co., Ltd. to be our exclusive distributor in China and TechMondial, Ltd. to be our exclusive distributor in the countries of the European Community, Romania, Bulgaria, Turkey, Croatia and Switzerland for a seven-year term.

PATENTS, TRADEMARKS AND OTHER PROPRIETARY RIGHTS

        We regard our patents, trademarks, trade names and similar intellectual property as critical to our success. We rely on patent and trademark laws, trade secret protection and confidentiality agreements with employees, distributors, customers, partners and others to protect our proprietary rights.

        We own four United States patents covering our zNose(R) product, including:

            o No. 5,289,715, "Vapor Detection Apparatus and Method Using an Acoustic Interferometer" issued March 1, 1994;

            o No. 5,970,803, "Method and Apparatus for Identifying and Analyzing Vapor Elements", issued October 26, 1999;

            o No. 6,212,938, "Method of Detecting Smell of a Vapor and Producing a Unique Visual Representation thereof," issued April 10, 2001;

            o No. 6,354,160, "Method and Apparatus for Identifying and Analyzing Vapor Elements," issued December 3, 2002.

        We may not be able to obtain patent protection for any derivative uses of zNose(R), or for any other products we may later acquire or develop. We also cannot assure you that we will be able to obtain other foreign patents to protect our products.

        We have copyrighted our MicroSense Windows software and Xilinx gate array firmware, which controls the operation of the instrument and converts output signals into precise chromatograms or visual images. These images, trademarked as VaporPrints(TM), make it possible to display chromatographic data from any gas chromatographic system, as unique visual images and facilitate pattern recognition of complex odors and fragrances.

        At December 31, 2005, we held registered trademarks for zNose(R) and VaporPrints(TM). We intend to evaluate the possible application for new patents and trademarks as needed to cover current and future applications of our technology and product developments. We intend to undertake all steps necessary to preserve and protect our patents, trademarks and intellectual property generally.

        We are not aware that our products, trademarks or other proprietary rights infringe the rights of third parties, nor are we aware of any infringements of our proprietary rights. We continually evaluate potential infringements of our proprietary rights and intend to take such legal and other actions as may be necessary to protect those rights. However, there can be no assurance that third parties will not assert infringement claims against us in the future with respect to current or future products or that any such assertion may not require us to enter into royalty arrangements or result in costly litigation.

GOVERNMENT REGULATION

        Government agencies, in particular, the Department of Defense, are principal customers for our products. We are required to comply with the Federal Acquisition Regulations, a comprehensive set of regulations governing how vendors do business with the U.S. federal government, to the extent we contract with departments or agencies of the U.S. government, as well as similar regulations to the extent we contract with state or local governments. Sales to or grants from foreign governments or organizations will have their own regulatory framework, which may or may not be similar to present U.S. standards or requirements.

RESEARCH AND DEVELOPMENT

        Our research and development program consists of developing technologies related to enhancing our electronic nose product and making it more portable. Fees related to research and development, include consulting fees, technical fees, and research, development and testing of our zNose(R) product. The Company spent approximately $600,000 in each of 2005 and 2004 on research and development activities, none of which was borne directly by customers.

EMPLOYEES

        As of December 31, 2005 we had a total of 23 staff persons, including 21 full time staff, and 2 consultants. In addition to management, we employ sales people, administrative staff, and development and technical personnel. From time to time, we may employ independent consultants or contractors to support our research and development, marketing, sales and support, and administrative organizations. No collective bargaining units represent our employees and the Company is not party to any labor contracts.

REPORTS TO SECURITY HOLDERS

        The Company is not required to and does not currently deliver an annual report to security holders. The Company is a reporting company and files with the Securities and Exchange Commission (the "SEC") annual reports on Form 10-KSB, quarterly reports on Form 10-QSB and current reports on Form 8-K. The public may read and copy any materials that the Company files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at: http://www.sec.gov. More information regarding the Company is available at the Company's website: http://www.znose.com.

CAPITALIZATION

        The following table sets forth our capitalization as of September 30, 2005. The tables should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. All information below excludes the recent financing with Midsummer and Islandia and any securities issued subsequent to September 30, 2005.

                               September 30, 2005
                                   (unaudited)

Long-term debt........................................................$1,700,137
Stockholders' equity:
   Common stock; $0.001 par value; 200,000,000
        Shares authorized; 53,968,643 shares issued
        and outstanding..................................................$53,969
   Additional paid-in capital........................................$12,233,816
   Accumulated deficit..............................................$11,975,682)
Total Stockholders' equity............................................($312,103)
Total capitalization..................................................$1,388,034



                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis of our financial condition and results of operations together with the financial statements and the related notes appearing at the end of this prospectus. The following discussion and other parts of this prospectus contain forward-looking statements that involve risks and uncertainties. Forward-looking statements can be identified by words such as "anticipates," "expects," "believes," "plans," and similar terms. Our actual results could differ materially from any future performance suggested in this prospectus as a result of factors, including those discussed in "Risk Factors" beginning on page 2 and elsewhere in this prospectus. All forward-looking statements are based on information currently available to the Company and we assume no obligation to update such forward-looking statements, except as required by law. Service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners.

        As a result of the mergers whereby EST, L.P. became a wholly-owned indirect subsidiary of the Company and the subsequent termination of Bluestone's prior operations, our business plan has been altered to focus on the product operations previously conducted by EST, L.P. Following the mergers, our revenues were expected to be, and have been, derived principally from the sale of the zNose(R) products.

CRITICAL ACCOUNTING POLICIES

        The Company records revenue from direct sales of products to end-users when the products are shipped, collection of the purchase price is probable and the Company has no significant further obligations to the customer. Costs of remaining insignificant Company obligations, if any, are accrued as costs of revenue at the time of revenue recognition. Cash payments received in advance of product or service revenue are recorded as deferred revenue.

        The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the recorded amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        The Company reviews long-lived assets, such as property and equipment, to be held and used or disposed of, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected cash flows, undiscounted and without interest, is less than the carrying amount of the asset, an impairment loss is recognized as the amount by which the carrying amount of the asset exceeds its fair value. At September 30, 2005 no assets were impaired.

RESULTS OF OPERATIONS

Nine Months Ended September 30, 2005 Compared to Nine Months Ended September 30th 2004

        The following table sets forth, as a percentage of revenues, certain items included in the Company's Income Statements (see Financial Statements and Notes) for the periods indicated:

                                                 NINE MONTHS ENDED
                                                   SEPTEMBER 30,
                                               ---------------------
        STATEMENTS OF OPERATIONS DATA:          2005           2004
        ------------------------------         ------         ------
          Revenues                                100%           100%
          Cost of sales                            79%            75%
          Gross profit                             21%            25%
          Operating expenses                      141%            45%
          Other Income and Expense                  3%            15%
          Net loss                               (123)%          (36)%

        Revenues for the nine months ended September 30, 2005 were $1,380,000 compared to $959,000 in 2004. It showed an increase of 44% due to an increase in the number of zNose(R) units shipped from 20 units in 2004 to 37 units in 2005 for the nine month period, which represents an 85% increase over the same nine month period in 2004.

        Gross profit was $293,172 for the nine months ending September 30, 2005, compared to $235,220 for the nine months period ending September 30, 2004. This increase of $57,952 resulted from increased sales, offset by an increase in direct manufacturing costs.

        Compensation expenses in the first nine months of 2005 were $332,000, as compared to $60,000 in 2004. As a percentage of sales, total compensation expenses increased from 6% of sales, to 24% of sales. The increase of $272,000 was due to the increase of personnel costs, due to the hiring of new employees.

        Selling expenses for the first nine months of 2005 were $359,000, as compared to $123,000 in 2004. As a percentage of sales, total selling expenses increased from 13% of sales to 26% of sales. This increase of $236,000 was due to an increase in Sales and Marketing personnel costs and expanded sales activities.

        General and administrative expenses for the first nine months of 2005 were $1,134,000, as compared to $253,000 in 2004. As a percentage of sales, general and administration expenses increased from 26% of sales to 82% of sales. This increase of $881,000 was primarily due to costs incurred in connection with the reverse merger in February 2005, and the added costs involved in being a publicly traded company.

        Interest expense for the first nine months of 2005 was $54,658, as compared to $ 61,896 in 2004. This slight decrease is due to offsetting interest income of $12,722 from a certificate of deposit in the amount of $900,000.

        Net Loss was $1,701,000 for the period ending September 30, 2005 as compared to a loss of $343,000 for the nine-month period ending September 30, 2004. The increase was primarily due to higher operating expenses in the nine-month period of 2005 including a one time charge in connection with the reverse merger, increased sales activities, increased personnel costs and an expanded new product development effort.

Fiscal Year Ended December 31, 2004 Compared to Fiscal Year Ended
December 31, 2003

         The following table sets forth, as a percentage of revenues, certain items included in the Company's Income Statements (see Financial Statements and Notes) for the periods indicated:

                                             Fiscal year ended December 31,

         Statements of Operations Data:     2004           2003
                 Revenues                   100%           100%
                 Cost of sales               82%            92%
                 Gross profit                18%             8%
                 Operating expenses          41%            33%
                 Other Income and Expense     9%             6%
                 Net loss                   (32%)           32%


         Revenues for the fiscal year ended December 31, 2004 were $1,268,416 compared to $1,242,296 in 2003. They showed a slight increase of only 2% due to the lack of working capital available for marketing and promotional efforts needed in order to further penetrate the relevant market.

         Gross profit was $229,136 for the fiscal year ended December 31, 2004, compared to $98,946 in 2003. This increase of almost 132% resulted from increased sales and a decrease in direct manufacturing costs.

         Compensation expenses for the fiscal year ended December 31, 2004 were $81,734, compared to $80,601 in 2003. Personnel costs were maintained at substantially the same level in 2004 as in the previous year.

         Selling expenses for the fiscal year ended December 31, 2004 were $161,546, compared to $114,124 in 2003. This increase of approximately 42% was primarily due to an increase in sales commissions.

         General and administrative expenses for the fiscal year ended December 31, 2004 were $282,305, compared to $219,646 in 2003. This increase of approximately 29% was due to increased professional and legal expenses, personnel-related costs and general office expenses.

         Interest expense for the fiscal year ended December 31, 2004 was $164,133, compared to $80,418 in 2003. The increase of approximately 104% was due to an increase in the level of funds borrowed under our revolving line of credit from East West Bank.

         Net Loss was $411,216 for the fiscal year ended December 31, 2004, compared to a net loss of $394,397 in 2003. The increase in net loss of approximately 4% primarily reflected increased operating expenses.

LIQUIDITY AND CAPITAL RESOURCES

        As a result of the mergers, as of February 1, 2005, we assumed certain liabilities and obligations of EST, L.P. Total liabilities assumed pursuant to the mergers were approximately $2.2 million, including approximately (1) $1.8 million owed under a revolving line of credit with East West Bank, (2) $212,000 of accounts payable and accrued expenses and (3) $35,000 of other current liabilities. The outstanding loan for $1.8 million with East West Bank accrues interest at the prime rate as reported in the Wall Street Journal plus one-half point (0.5%). It had an original maturity date of December 31, 2005, which was extended to February 28, 2006 in order to provide additional time for processing a pending renewal of the line of credit. The loan is collateralized by all assets of the Company. As part of such collateral, we have also pledged a certificate of deposit of $900,000 to East West Bank.

        In February 2005, we raised $3.985 million from the sale of 3.985 million shares of Common Stock and warrants.

        In the first nine months of 2005, net cash used by the Company for operating activities was $2,248,000. In the first nine months of 2004, the cash used by Company's operations was $123,000.

        Investing activities used cash of $79,000 in the first nine months of 2005 and used $4,000 during the same period in 2004. In both 2005 and 2004 the cash was used to purchase of equipment.

        Financing activities provided net cash of $3.4 million (a private placement of $3.895 million, less fees and expenses) and $7,000 during the first nine months ending September 30, 2005 and 2004, respectively. The increase was primarily due to the issuance of Common Stock of $3.895 million.

        On September 30, 2005, the Company retained cash on hand of $1.1 million, compared to $1,000 on September 30, 2004. On September 30, 2005, the Company had working capital of $180,844, as compared to a working deficit of $5.7 million on September 30, 2004. The Company, at present, has a credit facility in place with East West Bank for $1.8 million. The outstanding line of credit on the East West Bank facility as of September 30, 2005 was $1,700,137 with an annual interest rate of 0.5% above the bank prime rate, payable monthly.

CONVERTIBLE DEBENTURES AND WARRANT FINANCING

        On December 7, 2005, the Company issued to Midsummer Investment, Ltd. ("Midsummer") and Islandia, L.P. ("Islandia") $7,000,000 aggregate principal amount of convertible debentures due December 7, 2009 with a conversion price of $0.4544 per share and five-year warrants to purchase 13,574,399 shares of Common Stock at an exercise price of $0.4761 per share. Net proceeds from the sale of the debentures and any net proceeds from the issuance of shares of Common Stock as a result of the exercise of the warrants will be used for working capital.

        Although the Company possesses a bank operating line of credit, there can be no assurance that these proceeds together with the net proceeds of the debentures will be adequate for our capital needs. There can be no assurance that any required or desired financing will be available through any other bank borrowings, debt, or equity offerings, or otherwise, on acceptable terms. If future financing requirements are satisfied through the issuance of equity securities, investors may experience significant dilution in the net book value per share of Common Stock and there is no guarantee that a market will exist for the sale of the Company's shares.

        The Company's primary capital needs are to fund its growth strategy, which includes creating a sales and marketing staff for the marketing, advertising and selling of the zNose(R) family of chemical detection products, increasing distribution channels both in U.S. and foreign countries, introducing new products, improving existing product lines and development of a strong corporate infrastructure.

SEASONALITY AND QUARTERLY RESULTS

        We do not foresee any seasonality to our revenues or our results of operations.

INFLATION

        Although we currently use a limited number of sources for most of the supplies and services that we use in the manufacturing of our vapor detection and analysis technology, our raw materials and finished products are sourced from cost-competitive industries. While prices for our raw materials may vary significantly based on market trends, we do not foresee any material inflationary trends for our product sources.

OFF BALANCE SHEET ARRANGEMENTS

        We do not have any off-balance sheet arrangements.

                             DESCRIPTION OF PROPERTY

        We lease approximately 13,500 square feet of office space at 1077 Business Center Circle, Newbury Park, California. Our current lease expires on September 30, 2006. The lease payments are $15,826 per month. The facility serves as the company's headquarters and R&D and manufacturing facility.

INVESTMENT POLICIES

        The Company does not invest, nor does it plan to invest in the foreseeable future in real estate, interests in real estate, real estate mortgages, securities of or interests in persons primarily engaged in real estate activities.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The Company has not been a party to any transactions during the last two years nor is it a party to any proposed transactions, in which any of the following persons had or is to have a direct or indirect material interest:

            o   any director or executive officer of the Company;

            o   any nominee for election as a director;

            o any security holder that is a beneficial owner of more than five percent of any class of the Company's voting securities; or

            o any member of the immediate family of any of the foregoing persons.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

        Our Common Stock has been quoted on the Over-the-Counter Bulletin Board ("OTCBB") since February 1, 2005 under the symbol "ESNR.OB". Prior to February 1, 2005 our Common Stock was quoted on the OTCBB under the symbol "BLUV.OB". There is currently no broadly followed, established public trading market for our Common Stock. The quarterly range of high and low OTCBB quotation information for our Common Stock for the last two fiscal years is set forth below. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

                       QUARTERLY COMMON STOCK PRICE RANGES

                                     2005
                              -------------------
        QUARTER ENDED           HIGH       LOW
        -------------------   --------   --------
        December 31           $    .62   $    .27
        September 30              1.19        .42
        June 30                   2.50       1.07
        February 1-March 31       2.51       1.90

                                     2004
                              -------------------
        QUARTER ENDED           HIGH       LOW
        -------------------   --------   --------
        December 31           $    .01   $    .01
        September 30               .01        .01
        June 30                    .01        .01
        March 31                   .01        .01

        37,110,913 of our shares of Common Stock are subject to outstanding options or warrants to purchase, or securities convertible into Common Stock.

        As of December 31, 2005, there are no shares of Common Stock that could be sold pursuant to Rule 144 under the Securities Act. In addition to the shares of Common Stock registered herein, the Company has agreed to register 21,475,584 shares of Common Stock under the Securities Act for sale by security holders.

        There were approximately 64 record holders of our Common Stock as of December 31, 2005. This number does not include an indeterminate number of shareholders whose shares are held by brokers in street name.

        We have not paid dividends on our Common Stock since our inception. The decision to pay dividends on Common Stock is within the discretion of the Board of Directors. It is our current policy to retain any future earnings to finance the operations and growth of our business. Accordingly, we do not anticipate paying any dividends on Common Stock in the foreseeable future.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

        The following table illustrates, as of December 31, 2005, information relating to all of our equity compensation plans:

                      EQUITY COMPENSATION PLAN INFORMATION

                                                                                            NUMBER OF SECURITIES
                                        NUMBER OF SECURITIES TO BE      WEIGHTED AVERAGE    REMAINING AVAILABLE
                                         ISSUED UPON EXERCISE OF       EXERCISE PRICE OF    FOR FUTURE ISSUANCE
                                          OUTSTANDING OPTIONS,        OUTSTANDING OPTIONS    UNDER THE EQUITY
                                           WARRANTS AND RIGHTS        WARRANTS AND RIGHTS    COMPENSATION PLAN
                                        --------------------------    -------------------   --------------------
Equity Compensation Plans approved by
security holders                                    0                         N/A                   0

Equity compensation plans not
approved by security holders                     1,794,500                     $.89                   3,205,500

Total                                            1,794,500                     $.89                   3,205,500


ELECTRONIC SENSOR TECHNOLOGY, INC. 2005 STOCK INCENTIVE PLAN

        In 2005, the Board of Directors adopted the Electronic Sensor Technology, Inc. 2005 Stock Incentive Plan (the "Incentive Plan"). The purpose of the Incentive Plan is to attract and retain the services of experienced and knowledgeable individuals to serve as our employees, consultants and directors. On the date the Incentive Plan was adopted, the total number of shares of Common Stock subject to it was 5,000,000. The Incentive Plan is currently administered by the Board of Directors, and may be administered by any Committee that authorized by the Board of Directors, so long as any such Committee is made up of Non-Employee Directors, as that term is defined in Rule 16(b)-3(b) of the Securities Exchange Act of 1934.

        The Incentive Plan is divided into two separate equity programs: the Discretionary Option Grant Program and the Stock Issuance Program. Under the Discretionary Option Grant Program, eligible persons may, at the discretion of the administrator, be granted options to purchase shares of Common Stock and stock appreciation rights. Under the Stock Issuance Program, eligible persons may, at the discretion of the administrator, be issued shares of Common Stock directly, either through the immediate purchase of such shares or as a bonus for services rendered for the Company (or a parent or subsidiary of the Company).

        Pursuant to the terms of the Discretionary Option Grant Program, the exercise price per share is fixed by the administrator, but may not be less than 85% of the fair market value of the Common Stock on the date of grant, unless the recipient of a grant owns 10% or more of the Company's Common Stock, in which case the exercise price of the option must not be less than 110% of the fair market value. An option grant may be subject to vesting conditions. Options may be exercised in cash, with shares of the Common Stock of the Company already owned by the person or through a special sale and remittance procedure. The term of an option granted pursuant to the Discretionary Option Grant Program may not be more than 10 years.

        The Discretionary Option Grant Program also allows for the granting of Incentive Options to purchase Common Stock, which may only be granted to employees, and are subject to certain dollar limitations. Any options granted under the Discretionary Option Grant Program that are not Incentive Options are considered Non-Statutory Options and are governed by the aforementioned terms. The exercise price of an Incentive Option must be no less than 100% of the fair market value of the Common Stock on the date of grant, unless the recipient of an award owns 10% or more of the Company's Common Stock, in which case the exercise price of an incentive stock option must not be less than 110% of the fair market value. The term of an Incentive Option granted may not be more than five years if the option is granted to a recipient who owns 10% or more of the Company's Common Stock, or 10 years for all other recipients of Incentive Options. Incentive Options are otherwise governed by the general terms of the Discretionary Option Grant Program.

        Pursuant to the terms of the Stock Issuance Program, the purchase price per share of Common Stock issued is fixed by the administrator, but may not be less than 85% of the fair market value of the Common Stock on the issuance date, unless the recipient of a such Common Stock owns 10% or more of the Company's Common Stock, in which case the purchase price must not be less than 100% of the fair market value. Common Stock may be issued in exchange for cash or past services rendered to the Company (or any parent or subsidiary of the Company). Common Stock issued may be fully and immediately vested upon issuance or may vest in one or more installments, at the discretion of the administrator.

                             EXECUTIVE COMPENSATION

        For the fiscal years ended December 31, 2003 and December 31, 2004, no salary or any other compensation was paid to any named executive officer of Bluestone for services provided to us. The table below outlines the compensation of the named executive officers of the Company for the fiscal year ended December 31, 2005:

                           SUMMARY COMPENSATION TABLE

                                                                     LONG-TERM COMPENSATION
                                                                  ---------------------------
                                           ANNUAL COMPENSATION       AWARDS        PAYOUTS
                                           -------------------    ------------   ------------
                                                       RESTRICTED  SECURITIES
                                                       STOCK       UNDERLYING
           NAME AND                          SALARY     AWARDS     OPTIONS/SAR
      PRINCIPAL POSITION           YEAR       ($)        ($)          (#)
-------------------------------    ----    ---------   --------   ------------
Matthew Collier, President and
Chief Executive Officer            2005     35,384    117,750(1)      500,000

Edward Staples, President and
Chief Executive Officer
(February 1-May 26, 2005),
Chief Scientific Officer (May
26, 2005-present)                  2005    132,411       0            (2)

Francis Chang, Secretary and
Vice President of Finance and
Administration                     2005    123,888       0            (3)

Teong Lim, Vice President of
Corporate Development              2005    111,316       0            (4)

Gary Watson, Vice President        2005    120,898       0            (5)
of Engineering



(1) Includes 75,000 restricted shares of Common Stock, which Mr. Collier was granted the right to receive on May 26, 2005, but which have not yet been issued or approved by the Board of Directors, valued at $1.57 per share, the closing quotation on the OTCBB on May 26, 2005. Such restricted shares of Common Stock, once issued, will be subject to a right of first refusal on the part of the Company in the event Mr. Collier decides to sell such shares.


(2) Edward Staples was granted options to purchase 100,000 limited partnership interests of EST, L.P. at $1.00 per limited partnership interest on December 31, 2003. Such options were terminated in connection with the merger whereby EST, L.P. became an indirect subsidiary of the Company, and were replaced with options to purchase 100,000 shares of Common Stock at $1.00 per share.

(3) Francis Chang was granted options to purchase 80,000 limited partnership interests of EST, L.P. at $1.00 per limited partnership interest on December 31, 2003. Such options were terminated in connection with the merger whereby EST, L.P. became an indirect subsidiary of the Company, and were replaced with options to purchase 80,000 shares of Common Stock at $1.00 per share.

(4) Teong Lim was granted options to purchase 80,000 limited partnership interests of EST, L.P. at $1.00 per limited partnership interest on December 31, 2003. Such options were terminated in connection with the merger whereby EST, L.P. became an indirect subsidiary of the Company, and were replaced with options to purchase 80,000 shares of Common Stock at $1.00 per share.

(5) Gary Watson was granted options to purchase (i) 50,000 limited partnership interests of EST, L.P. at $1.00 per limited partnership interest on March 15, 1999, (ii) 50,000 limited partnership interests of EST, L.P. at $1.05 per limited partnership interest on July 1, 2000, (iii) 50,000 limited partnership interests of EST, L.P. at $1.05 per limited partnership interest on May 15, 2001 and (iv) 25,000 limited partnership interests of EST, L.P. at $1.05 per limited partnership interest on September 15, 2002. Such options were terminated in connection with the merger whereby EST, L.P. became an indirect subsidiary of the Company, and were replaced with options to purchase 50,000 shares of Common Stock at $1.00 per share and options to purchase 125,000 shares of Common Stock at $1.05 per share.

     Individual grants of stock options (whether or not in tandem with stock appreciation rights (SARs)), and freestanding SARs made during the fiscal year ended December 31, 2005 to each of the named executed officers are outlined in the table below:


                                               OPTION/SAR GRANTS IN THE LAST FISCAL YEAR
                                                          (Individual Grants)
                                                  Percent of
                                  Number of          Total
                                 Securities      Options/SARs
                                 Underlying       Granted to       Exercise of
                                Options/SARs     Employees in      Base Price
            Name                 Granted (#)      Fiscal Year        ($/Sh)                   Expiration Date

Matthew Collier                    500,000           100%              .64                     May 26, 2015

Edward Staples                       (1)

Francis Chang                        (2)

Teong Lim                            (3)

Gary Watson                          (4)


                    OPTION/SAR GRANTS IN THE LAST FISCAL YEAR
                               (Individual Grants)

(1) Edward Staples was granted options to purchase 100,000 limited partnership interests of EST, L.P. at $1.00 per limited partnership interest on December 31, 2003. Such options were terminated in connection with the merger whereby EST, L.P. became an indirect subsidiary of the Company, and were replaced with options to purchase 100,000 shares of Common Stock at $1.00 per share. In connection with such merger, Dr. Staples also received a warrant to purchase 343,708 shares of Common Stock at $1.00 per share in exchange for the cancellation of debt owed by EST, L.P. The warrant was issued to Dr. Staples solely in exchange for the cancellation of such debt, and not as compensation.

(2) Francis Chang was granted options to purchase 80,000 limited partnership interests of EST, L.P. at $1.00 per limited partnership interest on December 31, 2003. Such options were terminated in connection with the merger whereby EST, L.P. became an indirect subsidiary of the Company, and were replaced with options to purchase 80,000 shares of Common Stock at $1.00 per share. In connection with such merger, Mr. Chang also received a warrant to purchase 257,247 shares of Common Stock at $1.00 per share in exchange for the cancellation of debt owed by EST, L.P. The warrant was issued to Mr. Chang solely in exchange for the cancellation of such debt, and not as compensation.

(3) Teong Lim was granted options to purchase 80,000 limited partnership interests of EST, L.P. at $1.00 per limited partnership interest on December 31, 2003. Such options were terminated in connection with the merger whereby EST, L.P. became an indirect subsidiary of the Company, and were replaced with options to purchase 80,000 shares of Common Stock at $1.00 per share. In connection with such merger, Dr. Lim also received a warrant to purchase 438,796 shares of Common Stock at $1.00 per share in exchange for the cancellation of debt owed by EST, L.P. The warrant was issued to Dr. Lim solely in exchange for the cancellation of such debt, and not as compensation.

4) Gary Watson was granted options to purchase (i) 50,000 limited partnership interests of EST, L.P. at $1.00 per limited partnership interest on March 15, 1999, (ii) 50,000 limited partnership interests of EST, L.P. at $1.05 per limited partnership interest on July 1, 2000, (iii) 50,000 limited partnership interests of EST, L.P. at $1.05 per limited partnership interest on May 15, 2001 and (iv) 25,000 limited partnership interests of EST, L.P. at $1.05 per limited partnership interest on September 15, 2002. Such options were terminated in connection with the merger whereby EST, L.P. became an indirect subsidiary of the Company, and were replaced with options to purchase 50,000 shares of Common Stock at $1.00 per share and options to purchase 125,000 shares of Common Stock at $1.05 per share.

COMPENSATION OF DIRECTORS

        Commencing April 2005, each director who is not an employee is paid $2,500 per meeting. Mr. Frey, as the Chairman of the Board, is also provided with a business class airline ticket for meetings requiring more than two hours travel, and out-of-pocket expenses. On October 7, 2005, Mr. Frey was granted 250,000 non-qualified stock options to acquire Common Stock at an exercise price of $0.64 per share, under the Company's 2005 Stock Incentive Plan. Mr. Frey's stock options will vest as follows: one quarter of the options will vest on March 8, 2006, one quarter on September 8, 2006, one quarter on March 8, 2007 and one quarter on September 8, 2007, provided he is still participating as a member of our Board of Directors at the end of each such six-month period.

EMPLOYMENT CONTRACTS

        On May 16, 2005, the Company entered into a letter agreement with Matthew Collier, who was appointed President and Chief Executive Officer on May 26, 2005. Pursuant to the letter agreement, Mr. Collier agreed to serve as President and Chief Executive Officer of the Company for at an annual salary of $220,000 per year and a potential target bonus of 25% of such annual salary, to be paid at the discretion of the Board of Directors. The letter agreement also provides for a grant of 75,000 shares of restricted Common Stock that may be traded one year from Mr. Collier's date of employment and an additional 75,000 shares of restricted Common Stock to be granted one year from Mr. Collier's date of employment, if Mr. Collier remains an employee of the Company, tradable on the first anniversary of such grant. The letter agreement also provides for a grant of 500,000 options to purchase Common Stock, 33% of which will vest on each of the first and second anniversaries of Mr. Collier's date of employment and the remaining 34% of which will vest on the third anniversary of Mr. Collier's date of employment.

        Other than the letter agreement with Mr. Collier, we have no employment agreements with any of our named executive officers, nor do we have any compensatory plans or arrangements with respect to any named executive officers that results or will result from the resignation, retirement or any other termination of such executive officer's employment with the Company or from a change-in-control of the Company or a change in the named executive officer's responsibilities following a change-in-control wherein the amount involved, including all periodic payments or installments, exceeds $100,000. [Is this still accurate?]

REPORT ON REPRICING OF OPTIONS/SARs

        On May 26, 2005, Matthew Collier, President and Chief Executive Officer of the Company, entered into a letter agreement of employment with the Company pursuant to which the Company agreed to grant Mr. Collier options to purchase 500,000 shares of Common Stock at an exercise price of $1.50 per share, subject to approval by the Board of Directors. On September 8, 2005, the Board of Directors approved the granting of such options and also approved a repricing of the options from the $1.50 per share exercise price stated in the May 26, 2005 letter agreement to $0.64 per share, the closing price of the Common Stock on September 8, 2005. On October 7, 2005, the Company entered into an Option Agreement with Mr. Collier, substantially in the form attached as Exhibit 10.2 to the annual report of the Company on Form 10-KSB for the fiscal year ended December 31, 2004 filed with the Commission on April 15, 2005 for the granting of options to purchase 500,000 shares of Common Stock at an exercise price of $0.64 per share.

                              FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS

ELECTRONIC SENSOR TECHNOLOGY, L.P. AUDITED FINANCIAL STATEMENTS FOR THE
   YEARS ENDED DECEMBER 31, 2004 AND 2003

Report of Independent Registered Public Accounting Firm                     F-1

Balance Sheet at December 31, 2004                                          F-2

Statements of Operations for the Years Ended
   December 31, 2004 and 2003                                               F-3

Statements of Cash Flows for the Years Ended
   December 31, 2004 and 2003                                               F-4

Statement of Changes in Partners' Deficit for the Years Ended
   December 31, 2004, 2003 and 2002                                         F-5

Notes to Financial Statements                                               F-6

ELECTRONIC SENSOR TECHNOLOGY, INC. UNAUDITED FINANCIAL STATEMENTS
   FOR THE THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 2005

Consolidated Balance Sheet at September 30, 2005                            F-12

Consolidated Statements of Operations for the Three Months
   and Nine Months Ended September 30, 2005 and 2004                        F-13

Consolidated Statements of Cash Flows for the Three Months
   and Nine Months Ended September 30, 2005 and 2004                        F-14

Notes to Consolidated Financial Statements                                  F-15

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Electronic Sensor Technology, L.P.

        We have audited the accompanying balance sheet of Electronic Sensor Technology, L.P. as of December 31, 2004 and the related consolidated statements of operations, partners' deficit and cash flows for the years ended December 31, 2004 and 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, the consolidated financial position of Electronic Sensor Technology, L.P., as of December 31, 2004 and the consolidated results of its operations and its cash flows for the years ended December 31, 2004 and 2003 in conformity with accounting principles generally accepted in the United States of America.

                                               /s/  Sherb & Co., LLP
                                               ---------------------------------
                                               Sherb & Co., LLP
                                               Certified Public Accountants

New York, New York
March 31, 2005

                       ELECTRONIC SENSOR TECHNOLOGY, L.P.

                                  BALANCE SHEET

                                DECEMBER 31, 2004

                            ASSETS

CURRENT ASSETS:
   Cash and cash equivalents                                       $     26,205
   Accounts receivable, net of allowance for doubtful
    accounts of $28,923                                                  30,687
   Prepaid expenses                                                      14,257
   Inventories                                                          480,648
                                                                   ------------
      TOTAL CURRENT ASSETS                                              551,797

PROPERTY AND EQUIPMENT                                                   51,199

SECURITY DEPOSITS                                                        12,957
                                                                   ------------
                                                                   $    615,953
                                                                   ============
                LIABILITIES AND PARTNERS' DEFICIT

CURRENT LIABILITIES:
   Line of credit                                                  $  1,969,137
   Accounts payable and accrued expenses                                212,802
   Notes payable - related parties                                    1,272,000
   Due to related party                                                  60,000
   Partners' loans payable                                            1,308,630
   Interest payable                                                     333,455
   Accrued compensation due to partners'                                934,957
   Other current liabilities                                             35,665
                                                                   ------------
      TOTAL CURRENT LIABILITIES                                       6,126,646

PARTNERS' DEFICIT                                                    (5,510,693)
                                                                   ------------
                                                                   $    615,953
                                                                   ============

                        See notes to financial statements

                       ELECTRONIC SENSOR TECHNOLOGY, L.P.

                            STATEMENTS OF OPERATIONS

                                                           Year Ended
                                                          December 31,
                                                  ----------------------------
                                                      2004            2003
                                                  ------------    ------------
REVENUES                                          $  1,268,416    $  1,242,296

COST OF SALES                                        1,039,280       1,143,350
                                                  ------------    ------------
      GROSS PROFIT                                     229,136          98,946
                                                  ------------    ------------
OPERATING EXPENSES:
   Compensation                                         81,734          80,601
   Selling                                             161,546         114,124
   General and administrative                          282,305         219,646
                                                  ------------    ------------
         TOTAL OPERATING EXPENSES                      525,585         414,371
                                                  ------------    ------------
LOSS FROM OPERATIONS                                  (296,449)       (315,425)
                                                  ------------    ------------
OTHER INCOME AND EXPENSE:
   Other income                                         57,076             264
   Gain (loss) on sale of property and equipment        (7,710)          1,182
   Interest expense                                   (164,133)        (80,418)
                                                  ------------    ------------
         TOTAL OTHER INCOME AND EXPENSE               (114,767)        (78,972)
                                                  ------------    ------------
NET LOSS                                          $   (411,216)   $   (394,397)
                                                  ============    ============

                        See notes to financial statements

                       ELECTRONIC SENSOR TECHNOLOGY, L.P.

                            STATEMENTS OF CASH FLOWS

                                                                   Year Ended
                                                                  December 31,
                                                          ----------------------------
                                                              2004            2003
                                                          ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                               $   (411,216)   $   (394,397)
   Adjustments to reconcile net loss to net
    cash used in operating activities:
          Depreciation and amortization                         11,223          10,467
          Note payable related party - interest waived          63,774               -
   Changes in assets and liabilities:
      Accounts receivable                                      363,042        (320,678)
      Inventories                                              (87,544)          6,768
      Prepaid expenses                                           2,312           2,040
      Due to related party                                     (40,910)        125,000
      Accounts payable and accrued expenses                    (66,120)         96,029
      Interest payable                                           4,364          31,048
      Other current liabilities                                 (6,773)         (9,216)
                                                          ------------    ------------
NET CASH USED IN OPERATING ACTIVITIES                         (167,848)       (452,939)
                                                          ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
      Purchase of property and equipment                       (35,113)        (51,233)
      Proceeds from the sale of property and equipment          12,198          13,302
                                                          ------------    ------------
   NET CASH USED IN INVESTING ACTIVITIES                       (22,915)        (37,931)
                                                          ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
      Increase to line of credit                                17,000         644,038
      Proceeds from partners' loans                                  -         498,689
      Payment of partners' loans                              (120,000)              -
      Sale of Partnership Interest - Class C                   200,000               -
      Private placement in escrow                                    -        (531,889)
                                                          ------------    ------------
   NET CASH PROVIDED BY FINANCING ACTIVITIES                    97,000         610,838
                                                          ------------    ------------
NET (DECREASE) INCREASE IN CASH                                (93,763)        119,968

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                 119,968               -
                                                          ------------    ------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                  $     26,205    $    119,968
                                                          ============    ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
   Cash paid during the year for:
      Interest                                            $     87,284    $     80,418
                                                          ============    ============

                 See notes to consolidated financial statements.

                       ELECTRONIC SENSOR TECHNOLOGY, L.P.

                    STATEMENT OF CHANGES IN PARTNERS' DEFICIT

BALANCE - December 31, 2002                          $ (4,968,854)

   Net loss                                              (394,397)
                                                     ------------
BALANCE - December 31, 2003                            (5,363,251)

   Sale of Partnership interest  - Class C                200,000
   Net loss                                              (411,216)
   Note Payable related party - interest waived            63,774
                                                     ------------
BALANCE - December 31, 2004                          $ (5,510,693)
                                                     ============

                 See notes to consolidated financial statements.

                       ELECTRONIC SENSOR TECHNOLOGY, L.P.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003

        (1)     NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
                POLICIES

                (a)     NATURE OF BUSINESS

                        Electronic Sensor Technology L.P. (Partnership) is a California limited partnership formed on April 1, 1995. The partnership develops and manufactures electronic devices used for vapor analysis.

                        In November 2004, Electronic Sensor Technology L.P. sold 200,000 class C units of Partnership Interest for $200,000. The Purchasers shall be able to exchange their Partnership Units into Bluestone Ventures, Inc. (see Subsequent Events Footnote for further discussion) common stock - Class C and warrants such that each Partnership Unit shall be exchanged for one share of common stock and a warrant to purchase one share of common stock at $1.00 per share for three years. (See Subsequent Events Footnote for further discussion).

                        The Partnership has authorized 960,000 Class A units and 40,000 Class B units, all of which are outstanding as of December 31, 2004. The differences between Class A and B units relate to the allocation of profits and losses. The allocation of profits is based on each partner's respective ownership interest in the Partnership. Allocation of losses, credits and deductions is computed in the same manner as the allocation of profit except no net loss shall be allocated to any limited partner with a negative capital account balance or if such allocation would create a negative capital balance. The excess losses will be allocated to the general partner, who shall thereafter be entitled to 100% of net income to the extent of such prior excess loss allocations.

                        The ownership interests of the partners as of December 31, 2004 and 2003 are as follows:

                                                          2004      2003
                                                         ------    ------
      General partner (Class A unit holder)                42.5%       51%
      Limited partners (Class A, B and C unit holders)     57.5%       49%
                                                         ------    ------
                                                            100%      100%
                                                         ======    ======

                (b)     CASH AND CASH EQUIVALENTS

                        The Partnership considers highly liquid financial instruments with maturities of three months or less at the time of purchase to be cash equivalents. The Company did not have any cash equivalents at December 31, 2004 and 2003.

                (c)     REVENUE RECOGNITION

                        The Partnership records revenue from direct sales of products to end-users when the products are shipped, collection of the purchase price is probable and the Company has no significant further obligations to the customer. Costs of remaining insignificant Company obligations, if any, are accrued as costs of revenue at the time of revenue recognition. Cash payments received in advance of product or service revenue are recorded as deferred revenue.

                (d)     CONCENTRATIONS OF CREDIT RISK

                        The Partnership had sales to two significant customers constituting 20% and 10% of sales in 2004. Additionally, these customers comprised 65% and less than 1% of accounts receivable at December 31, 2004. The Partnership had sales to one significant customer constituting 15% of sales in 2003. This customer comprised 48% of accounts receivable at December 31, 2003.

                (e)     SHIPPING AND HANDLING

                        The Partnership accounts for shipping and handling costs as a component of "Cost of Sales".

                (f)     PROPERTY AND EQUIPMENT

                        Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of five years.

                (g)     INVENTORIES

                        Inventories are comprised of raw materials, work in process, and finished goods. Inventories are stated at the lower of cost or market and are determined using the first-in, first-out method.

                (h)     INCOME TAXES

                        The Partnership is not subject to income taxes as the results of operations flows through to the respective individual partner's tax returns. Accordingly, no provision for income taxes has been recorded in the accompanying financial statements.

                (i)     USE OF ESTIMATES

                        The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the recorded amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                (j)     FAIR VALUE OF FINANCIAL INSTRUMENTS

                        The fair value of certain financial instruments, including accounts receivable, accounts payable and accrued liabilities, approximates their carrying value due to the short maturity of these instruments.

                (k)     LONG-LIVED ASSETS

                        The Partnership reviews long-lived assets, such as property and equipment, to be held and used or disposed of, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected cash flows, undiscounted and without interest, is less than the carrying amount of the asset, an impairment loss is recognized as the amount by which the carrying amount of the asset exceeds its fair value At December 31, 2004 no assets were impaired.

                (l)     RECENT ACCOUNTING PRONOUNCEMENTS

                        In November 2004, the FASB issued Statement of Financial Accounting Standards No. 151, "Inventory Costs - an amendment of ARB No. 43, Chapter 4". This Statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing", to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal". In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The Company does not have inventory costs and therefore does not expect to be impacted by SFAS 151 or be required to make additional disclosures.

                        In December 2004, the FASB issued Statement of Financial Accounting Standards No. 152, "Accounting for Real Estate Time-Sharing Transactions - an amendment of FASB Statements No. 66 and 67". This Statement amends SFAS 66, "Accounting for Sale of Real Estate", to reference the financial accounting and reporting guidance for real-estate time-sharing transactions that is provided in AICPA Statement of Position 04-2, "Accounting for Real Estate Time-Sharing Transactions". This Statement also amends SFAS 67, "Accounting for Costs and Initial Rental Operations of Real Estate Projects", to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. The Company does not expect to be impacted by the adoption of SFAS 152, which will be effective for financial statements for fiscal years beginning after June 15, 2005.

                        In December 2004, the FASB issued Statement of Financial Accounting Standards No. 153, "Exchanges of Non monetary Assets - an amendment of APB Opinion No. 29". This Statement amends Opinion 29 to eliminate the exception for non monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non monetary assets that do not have commercial substance. A non monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The adoption of SFAS 153 did not impact the Company's financial position or results of operations.

                        In December 2004, the FASB revised Statement of Financial Accounting StandardsNo. 123, "Accounting for Stock-Based Compensation". This Statement supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees". This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods and services. It also addresses transactions in which an entity incurs liabilities in exchange for goods and services that are based on the fair value of the entity's equity instruments or may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. The Company is in the process of assessing the effect of the revised SFAS 123 and does not expect its adoption will have a material effect on the Company's financial position or results of operations.

                        Management does not believe that any recently issued, but not yet effective accounting pronouncements if currently adopted would have a material effect on the accompanying consolidated financial statements.

        (2)     PROPERTY AND EQUIPMENT

                Property and equipment consisted of the following at December 31, 2004:

                                                               2004
                                                           ------------
                        Machinery and equipment            $    671,555
                        Office equipment                        143,301
                        Furniture and fixtures                   52,909
                        Leasehold improvements                   39,499
                        Rental equipment                         39,645
                                                           ------------
                                                                946,909
                        Accumulated depreciation               (895,710)
                                                           ------------
                        Property and equipment, net        $     51,199
                                                           ============

                Depreciation and amortization expense for the years ended December 31, 2004 and 2003 was $11,223 and $10,467, respectively.

        (3)     INVENTORIES

                Inventories at December 31, 2004 represent costs associated with the partnership's proprietary vapor sensor systems and consisted of:

                                                               2004
                                                           ------------
                        Raw materials                      $    184,229
                        Work in progress                        168,352
                        Finished goods                          128,067
                                                           ------------
                                                           $    480,648
                                                           ============

        (4)     LINE OF CREDIT

                In September 2004, the partnership renewed its revolving line of credit agreement for borrowings up to $1,975,000 payable on March 31, 2005. Borrowings under this agreement bear interest at prime (5.25% at December 31, 2004), are guaranteed by certain related parties and are collateralized with the assets of the Partnership. At December 31, 2004 the total amount outstanding under this revolving line of credit was $1,969,137. The Partnership has available borrowings under this line of credit of $6,000 at December 31, 2004. On March 31, 2005 the Line of Credit was renewed by Bluestone ( now known as Electronic Sensor Technology, Inc.). (See subsequent events footnote for further discussion).

        (5)     NOTES PAYABLE - RELATED PARTIES

                On September 12, 1999, the Partnership issued convertible promissory notes to its general and limited partners' in consideration of $1,000,000. The convertible promissory notes are due September 12, 2005 and are convertible at the election of the holder into Class A Units or Class A Equivalents at a conversion price of $2, on or after the maturity date. The notes bear interest at a rate of 5% per annum. At December 31, 2004 interest due under these notes was $265,000. Interest on this note for the year ended December 31, 2004 was forgiven due to cash flow problems. The expense was recorded against additional paid-in capital. These notes were converted into shares in January 2005. (See subsequent events footnote for further discussion).

                The Partnership entered into notes payable to the general partner amounting to $272,000 for the year ended December 31, 2004. The notes bear interest at 5% per annum. At December 31, 2004 interest due under these notes was $48,000. Interest on this note for the year ended December 31, 2004 was forgiven due to cash flow problems. These notes are due upon the successful closure of a private placement of ownership interests. These notes were converted into shares in January 2005. (See Subsequent events footnote for further discussion).

        (6)     PARTNERS' LOANS PAYABLE

                The Partnership has entered into short-term loans with three partners' of the partnership. The notes were non-interest bearing and due on demand. The outstanding balance at December 31, 2004 was $1,198,630. The loans are due upon successful closure of a private placement of new ownership interests. These loans were subsequently converted into stock. (See Subsequent Events footnote for further discussion).

                In September 2004, three partners' lent additional funds to the Partnership. The agreements were for borrowings up to $100,000, from each partner, payable on March 31, 2005. Borrowings under these agreements bear interest at prime (4.75% at December 31, 2004) and are guaranteed by the officers. At December 31, 2004 the total amount outstanding for these loans was $110,000. The loans were paid off in March 2005.

        (7)     DUE TO RELATED PARTY

                The Partnership received funds from Amerasia Technolgy, Inc, a related party, for various purposes during the normal course of business. The amount due to Amerasia as of December 31, 2004 was $60,000. The amounts are non-interest bearing and due on demand.

        (8)     ACCRUED COMPENSATION DUE TO PARTNERSHIP OFFICERS

                Three officers employed by the Partnership have agreed to defer a portion of their salaries until such time as the Partnership is financially able to meet these financial obligations. The Partnership has recorded deferred compensation payable to officers at December 31, 2004 of $934,957. In January 2005 these amounts were contributed into equity.

        (9)     COMMITMENTS AND CONTINGENCIES

                LEASES

                The Company rents office space in Newbury Park, California. The lease expired in March 2004. The Company now rents space on a month to month basis.

                Rent expense for the years ended December 31, 2004 and 2003, was $155,581 and $158,627, respectively.

        (10)    RETIREMENT SAVINGS PLAN

                The Partnership sponsors a 401(k) retirement savings plan (the plan) which covers most full-time employees of the Partnership. Employees may elect to contribute a percentage of their compensation to the Plan. Matching contributions by the Partnership equal 50% of the eligible participant's tax-deferred contribution percentage for each payroll period of up to a maximum election of 6% per payroll period. During 2004 and 2003, the partnership contributed $9,982 and $10,250, respectively, to the Plan.

        (11)    SUBSEQUENT EVENTS

                (a)     MERGERS AND ACQUISITIONS

                        Bluestone Ventures, Inc. ("Bluestone") executed an Agreement and Plan of Merger ("Merger Agreement") by and among Bluestone, Amerasia Technology, Inc., ("Amerasia"), holder of approximately 55% of the partnership interests of Electronic Sensor Technology, L.P., ("EST"), L & G Sensor Technology, L.P., ("L&G"), holder of approximately 45% of the partnership interests of EST, Amerasia Acquisition Corp., ("AAC") a wholly-owned subsidiary of Bluestone, and L & G Acquisition Corp., ("LAC") a wholly owned subsidiary of Bluestone on January 31, 2005. Under the Merger Agreement (i) AAC merged with and into Amerasia such that Amerasia became a wholly-owned subsidiary of Bluestone, (ii) LAC merged with and into L&G such that L&G became a wholly-owned subsidiary of Bluestone, (iii) as a result of the merger of (i) and (ii), Bluestone indirectly acquired all of the partnership interests of EST and (iv) Bluestone issued 20,000,000 shares of its common stock to the shareholders of Amerasia and L&G. This merger has been treated as a purchase only on the partnership interests.

                        For accounting purposes, the transaction will be treated as a recapitalization of EST and accounted for as a reverse acquisition.

                        Bluestone also entered into various Subscription Agreements with certain investors on January 31, 2005. Under these Subscription Agreements, Bluestone intended to issue 3,985,000 shares of its common stock ("shares") and warrants to purchase 3,985,000 shares at $1.00 per share to certain investors for gross proceeds of $3,985,000. Bluestone received the gross proceeds of the sale of these shares on February 1, 2005. Bluestone received net proceeds of approximately $3,941,000 less legal fees, including counsel fees for the investors and EST of approximately $163,000.

                        By virtue of the Mergers, all shares of common stock of Amerasia were converted into the right to receive shares of common stock of Bluestone at an exchange ratio of
                        4.6223537 shares of Bluestone common stock for each share of Amerasia common stock and all shares of common stock L&G were converted into the right to receive shares of common stock of Bluestone at an exchange ratio of 90 shares of Bluestone common stock for each share of L&G common stock. In addition, all 200,000 Class C limited partnership units were automatically converted into 200,000 shares of Bluestone common stock.

                        The purchase price for the Mergers was 20,000,000 shares of Bluestone common stock. The closing of the mergers occurred onFebruary 1, 2005 (the "Closing Date").

                (b)     STOCK OPTION PLAN

                        The Company adopted an Stock Incentive Option Plan in April 2005. There were 969,500 initial options granted to former EST limited partnership employees.

                (c)     OFFICERS LOANS PAYABLE

                        In January 2005 the loans payable to three partners totaling $1,198,630 were converted into 1,198,630 shares of common stock of Bluestone.

                (d)     NOTES PAYABLE - RELATED PARTIES

                        In January 2005 the notes payable to related parties of $1,272,000 plus accrued interest were converted into 1,585,111 shares of common stock of Bluestone.

                (e)     LINE OF CREDIT

                        The line of credit was assigned in March 2005 to Bluestone (now known as Electronic Sensor Technology, Inc.) for borrowings up to $1,800,000 payable on December 31, 2005. Borrowings under this agreement remain under similar terms. The loan is collateralized by all the assets of the Company. As part of such collateral, the Company also assigned a Certificate of Deposit of $900,000 to the bank.

                       ELECTRONIC SENSOR TECHNOLOGY, INC.

                           CONSOLIDATED BALANCE SHEET

                               SEPTEMBER 30, 2005
                                   (Unaudited)

                              ASSETS

CURRENT ASSETS:
   Cash and cash equivalents                                      $    220,047
   Certificate of deposit                                              912,651
   Accounts receivable, net of allowance for doubtful
    accounts of $20,000                                                474,764
   Prepaid expenses                                                     43,203
   Inventories                                                         733,843
                                                                  ------------
       TOTAL CURRENT ASSETS                                          2,384,508

PROPERTY AND EQUIPMENT                                                 118,442

SECURITY DEPOSITS                                                       12,817
                                                                  ------------

                                                                  $  2,515,767
                                                                  ============

               LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Line of credit                                                 $  1,700,137
   Accounts payable and accrued expenses                               503,527
                                                                  ------------
                     TOTAL CURRENT LIABILITIES                       2,203,664
                                                                  ------------

STOCKHOLDERS' EQUITY:
   Preferred stock, $.001 par value 50,000,000 shares
    authorized non issued and outstanding                                    -
   Common stock, $.001 par value, 200,000,000
    shares authorized, 53,968,643 issued and outstanding,               53,969
   Additional paid-in capital                                       12,233,816
   Accumulated deficit                                             (11,975,682)
                                                                  ------------
          TOTAL STOCKHOLDERS' EQUITY                                   312,103
                                                                  ------------

                                                                  $  2,515,767
                                                                  ============

                 See notes consolidated to financial statements

                       ELECTRONIC SENSOR TECHNOLOGY, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                                 Nine Months Ended               Three Months Ended
                                                                    September 30,                   September 30,
                                                            ----------------------------    ----------------------------
                                                                2005            2004            2005            2004
                                                            ------------    ------------    ------------    ------------
REVENUES                                                    $  1,380,237    $    958,606    $    753,585    $    175,997

COST OF SALES                                                  1,087,064         723,386         381,018         234,268
                                                            ------------    ------------    ------------    ------------

      GROSS PROFIT                                               293,173         235,220         372,567         (58,271)
                                                            ------------    ------------    ------------    ------------
OPERATING EXPENSES:
   Research and development                                      124,145               -         124,145               -
   Compensation                                                  332,061          60,112         156,263          17,269
   Selling                                                       359,358         122,980         180,345          38,856
   General and administrative                                  1,133,538         252,651         384,766          67,013
                                                            ------------    ------------    ------------    ------------
           TOTAL OPERATING EXPENSES                            1,949,102         435,743         845,519         123,138
                                                            ------------    ------------    ------------    ------------

LOSS FROM OPERATIONS                                          (1,655,929)       (200,523)       (472,952)       (181,409)
                                                            ------------    ------------    ------------    ------------
OTHER INCOME AND EXPENSE:
   Other income                                                       83         (73,059)              -          (2,902)
   Gain (loss) on sale of property and equipment                   9,287          (7,711)              -               -
   Interest expense                                              (54,658)        (61,854)        (20,387)        (24,255)
                                                            ------------    ------------    ------------    ------------
           TOTAL OTHER INCOME AND EXPENSE                        (45,288)       (142,624)        (20,387)        (27,157)
                                                            ------------    ------------    ------------    ------------

NET LOSS                                                    $ (1,701,217)   $   (343,147)   $   (493,339)   $   (208,566)
                                                            ============    ============    ============    ============

   Loss per share, basic and diluted                        $      (0.03)   $      (0.01)   $      (0.01)   $      (0.00)
                                                            ============    ============    ============    ============

   Weighted average number of shares, basic and diluted       53,525,865      49,983,643      53,968,643      49,983,643
                                                            ============    ============    ============    ============

                 See notes to consolidated financial statements

                       ELECTRONIC SENSOR TECHNOLOGY, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                 Nine Months Ended
                                                                    September 30,
                                                            ----------------------------
                                                                2005            2004
                                                            ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net (loss)                                               $ (1,701,217)   $   (343,147)
   Adjustments to reconcile net income (loss) to net
    cash provided by (used in)operating activities:
      Depreciation and amortization                               11,430           2,641
      Donated services                                                 -           6,000
   Changes in assets and liabilities:
      Accounts receivable                                       (444,077)        331,986
      Inventories                                               (253,195)        (86,439)
      Prepaid expenses                                           (28,946)          1,952
      Security deposits                                              140              (2)
      Accounts payable and accrued expenses                      290,725         (39,361)
      Due to related party                                       (60,000)         11,500
      Interest payable                                           (26,961)         (3,340)
      Other current liabilities                                  (35,665)         (4,608)
                                                            ------------    ------------

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES           (2,247,766)       (122,818)
                                                            ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
      Proceeds from sale of property and equipment                30,280          (3,826)
      Purchase of property and equipment                        (108,954)              -
                                                            ------------    ------------
   NET CASH (USED IN) OPERATING ACTIVITIES                       (78,674)         (3,826)
                                                            ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
      Decrease in line of credit                                (269,000)        162,000
      Repayment of partners' loans payable                      (110,000)       (230,000)
      Proceeds from issuance of common stock                   3,811,708          74,500
                                                            ------------    ------------
   NET CASH PROVIDED BY FINANCING ACTIVITIES                   3,432,708           6,500
                                                            ------------    ------------

NET INCREASE (DECREASE) IN CASH                                1,106,268        (120,144)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                  26,430         121,069
                                                            ------------    ------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                  $  1,132,698    $        925
                                                            ============    ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
   Cash paid during the period for:
      Interest                                              $     67,380    $     61,897
                                                            ============    ============

                 See notes to consolidated financial statements.

                       ELECTRONIC SENSOR TECHNOLOGY, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (Unaudited)
                               SEPTEMBER 30, 2005

        (1)     BASIS OF PRESENTATION

                The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial statements and with the instructions to Form 10-QSB and Article 10 of Regulation S-B. Accordingly, they do not include all the information and disclosures required for annual financial statements. These financial statements should be read in conjunction with the consolidated financial statements and related footnotes for the year ended December 31, 2004, included in the Annual Report filed on Form 10-KSB for the year then ended.

                In the opinion of the management of Electronic Sensor Technology, Inc. (formerly Bluestone Ventures, Inc.) (the "Company"), all adjustments (consisting of normal recurring accruals) necessary to present fairly the Company's financial position as of September 30, 2005, and the results of operations and cash flows for the nine month period ending September 30, 2005 have been included. The results of operations for the nine month period ended September 30, 2005 are not necessarily indicative of the results to be expected for the full year. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's Annual Report filed on Form 10-KSB as filed with the Securities and Exchange Commission for the year ended December 31, 2004.

        (2)     BASIS OF CONSOLIDATION

                The accompanying financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

        (3)     NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
                POLICIES

                (a)     NATURE OF BUSINESS

                        The Company develops and manufactures electronic devices used for vapor analysis.

                (b)     CASH AND CASH EQUIVALENTS

                        The Company considers highly liquid financial instruments with maturities of three months or less at the time of purchase to be cash equivalents. The Company did not have any cash equivalents at September 30, 2005.

                (c)     REVENUE RECOGNITION

                        The Company records revenue from direct sales of products to end-users when the products are shipped, collection of the purchase price is probable and the Company has no significant further obligations to the customer. Costs of remaining insignificant Company obligations, if any, are accrued as costs of revenue at the time of revenue recognition. Cash payments received in advance of product or service revenue are recorded as deferred revenue.

                (d)     SHIPPING AND HANDLING

                        The Company accounts for shipping and handling costs as a component of "Cost of Sales".

                (e)     PROPERTY AND EQUIPMENT

                        Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of five years.

                (f)     INVENTORIES

                        Inventories are comprised of raw materials, work in process, and finished goods. Inventories are stated at the lower of cost or market and are determined using the first-in, first-out method.

                (g)     USE OF ESTIMATES

                        The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the recorded amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                (h)     FAIR VALUE OF FINANCIAL INSTRUMENTS

                        The fair value of certain financial instruments, including accounts receivable, accounts payable and accrued liabilities, approximates their carrying value due to the short maturity of these instruments.

                (i)     LONG-LIVED ASSETS

                        The Company reviews long-lived assets, such as property and equipment, to be held and used or disposed of, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected cash flows, undiscounted and without interest, is less than the carrying amount of the asset, an impairment loss is recognized as the amount by which the carrying amount of the asset exceeds its fair value. At September 30, 2005 no assets were impaired.

        (4)     MERGERS AND ACQUISITIONS

                Bluestone Ventures, Inc. ("Bluestone") executed an Agreement and Plan of Merger (the "Merger Agreement") by and among Bluestone, Amerasia Technology, Inc. ("Amerasia"), holder of approximately 55% of the partnership interests of Electronic Sensor Technology, L.P., ("EST, L.P."), L & G Sensor Technology, L.P. ("L&G"), holder of approximately 45% of the partnership interests of EST, L.P., Amerasia Acquisition Corp. ("AAC") a wholly-owned subsidiary of Bluestone, and L & G Acquisition Corp. ("LAC"), a wholly owned subsidiary of Bluestone on January 31, 2005. Under the Merger Agreement (i) AAC merged with and into Amerasia such that Amerasia became a wholly-owned subsidiary of Bluestone, (ii) LAC merged with and into L&G such that L&G became a wholly-owned subsidiary of Bluestone, (iii) as a result of the merger of (i) and (ii), Bluestone indirectly acquired all of the partnership interests of EST, L.P. and (iv) Bluestone issued 20,000,000 shares of its common stock to the shareholders of Amerasia and L&G. The merger has been treated as a purchase only of the partnership interests of EST, L.P.

                For accounting purposes, the transaction will be treated as a recapitalization of EST, L.P. and accounted for as a reverse acquisition.

                Bluestone also entered into various Subscription Agreements with certain investors on January 31, 2005. Under these Subscription Agreements, Bluestone issued 3,985,000 shares of its common stock ("shares") and warrants to purchase 3,985,000 shares at $1.00 per share to certain investors for gross proceeds of $3,985,000. Bluestone received the gross proceeds of the sale of these shares on February 1, 2005. Bluestone received net proceeds of approximately $3,822,000. This amount was net of legal fees, including counsel fees for the investors and EST, L.P. of approximately $163,000.

                By virtue of the mergers, all shares of common stock of Amerasia were converted into the right to receive shares of common stock of Bluestone at an exchange ratio of 4.6223537 shares of Bluestone common stock for each share of Amerasia common stock and all shares of common stock L&G were converted into the right to receive shares of common stock of Bluestone at an exchange ratio of 90 shares of Bluestone common stock for each share of L&G common stock. In addition, all 200,000 Class C limited partnership units of EST, L.P. were automatically converted into 200,000 shares of Bluestone common stock.

                The purchase price for the mergers was 20,000,000 shares of Bluestone common stock. The closing of the mergers occurred on February 1, 2005 (the "Closing Date").

                In January 2005 the loans payable to three partners of EST, L.P., totaling $1,198,630 were converted into 1,198,630 shares of common stock of Bluestone.

                In January 2005 the notes payable to related parties of $1,272,000 plus accrued interest were converted into 1,585,111 shares of common stock of Bluestone. Bluestone has changed its name to Electronic Sensor Technology, Inc. as of February 2005.

                The Company adopted a Stock Incentive Option Plan in April 2005. There were 969,500 initial options granted to former EST, L.P. limited partnership employees.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                       ACCOUNTING AND FINANCIAL DISCLOSURE

        On April 18, 2005, the Company engaged Sherb & Co. LLP as the Company's independent registered public accounting firm.

        Manning Elliott Chartered Accountants ("Manning") resigned as the Company's auditors effective from April 18, 2005. Manning served as the Company's independent auditors for fiscal years ended December 31, 2004 and December 31, 2003. Manning's report on the Company's consolidated financial statements for the audit reports fiscal years ended December 31, 2004 and December 31, 2003 (the "Reports") did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles except as follows: In Manning's audit reports dated April 7, 2005 and March 25, 2004 for the Company's fiscal years ended December 31, 2004 and December 31, 2003, respectively, Manning indicated that: "The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not generated any revenue since inception and will need additional financing to sustain operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty."

        The decision to change accountants was approved and recommended by the Board of Directors.

        During the fiscal years ended December 31, 2004 and December 30, 2003 and until Manning's resignation, there were no disagreements with Manning within the meaning of item 304 of regulation S-B or any matter of accounting principles or practices, financial disclosure, or auditing scope or procedure, which disagreements if not resolved to Manning's satisfaction, would have caused Manning to make reference to the subject matter of the disagreements in connection with its reports. During the fiscal years ended December 31, 2004 and December 31, 2003, until Manning's resignation, there were no "reportable events" (as such term is defined in item 304(a)(1)(v) of regulation S-K).

        During the Company's two most recent fiscal years and any subsequent interim period prior to the engagement of Sherb & Co. LLP, neither the Company nor anyone on the Company's behalf consulted with Sherb & Co. LLP, regarding either (i) the application of accounting principles to a specified transaction, either contemplated or proposed, or the type of audit opinion that might be rendered on the Company's financial statements or (ii) any matter that was either the subject of a "disagreement" or a "reportable event."

        The Company requested that Manning review the disclosure contained in the Company's current report filed on Form 8-K on April 19, 2005 which is reproduced herein and Manning furnished the Company with a letter addressed to the Commission containing any new information, clarification of the Company's expression of Manning's views, or the respects in which Manning did not agree with the statements contained in the Company's current report filed on Form 8-K on April 19, 2005. A copy of Manning's letter is included as an Exhibit to this prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual reports on Form 10-KSB, quarterly reports on Form 10-QSB and current reports on Form 8-K with the SEC. You may read and copy any materials that the Company files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at: http://www.sec.gov. More information regarding the Company is available at the Company's website: http://www.znose.com.

        This prospectus is part of a registration statement on Form SB-2 that we filed with the SEC. As allowed by SEC rules, this prospectus does not contain all of the information that is in the registration statement and the exhibits to the registration statement. For further information about the Company, investors should refer to the registration statement and its exhibits. A copy of the registration statement and its exhibits may be inspected, without charge, at the SEC's Public Reference Room or on the SEC's web site.

        It is important for you to analyze the information in this prospectus, the registration statement and the exhibits to the registration statement before you make your investment decision.

          SPECIAL NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference herein contain "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements are based on our management's estimates and assumptions and take into account only the information available at the time the forward-looking statements are made. Although we believe these estimates and assumptions are and will be reasonable, forward-looking statements involve risks, uncertainties and other factors that could cause our actual results to differ materially from those suggested in the forward-looking statements. Forward-looking statements include the information concerning future financial performance, business strategy, projected plans and objectives of the Company set forth in this prospectus. The words "anticipates," "estimates," "projects," "forecasts," "goals," "believes," "expects," "intends," and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to numerous risks and uncertainties.

        Our actual results, performance or achievement could differ materially from those expressed in, or implied by, forward-looking statements and, accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations and financial condition of the Company. The forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

                                  LEGAL MATTERS

        The validity of the Common Stock offered hereunder will be passed upon by White & Case LLP, 633 West Fifth Street, Los Angeles, California 90071.

                                     EXPERTS

        The financial statements of Electronic Sensor Technology, L.P. for the fiscal years ended December 31, 2004 and 2003 included in this prospectus have been so included in reliance on the report of Sherb & Co., LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

                                      * * *

                      [LOGO OF ELECTRONIC SENSOR TECHNOLOGY]

                       ELECTRONIC SENSOR TECHNOLOGY, INC.
                        24,398,983 SHARES OF COMMON STOCK

                                   ----------

                                   PROSPECTUS

                                   ----------

        We have not authorized anyone to give you any information that differs from the information in this prospectus. If you receive any different information, you should not rely on it.

        The delivery of this prospectus shall not, under any circumstances, create an implication that Electronic Sensor Technology, Inc. is operating under the same conditions that it was operating under on the date of this prospectus. Do not assume that the information contained in this prospectus is correct at any time past the date indicated.

        This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any securities other than the securities to which it relates.

        This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, the securities to which it relates in any circumstances in which such offer or solicitation is unlawful.

                              Dated January 6, 2006

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.        INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Subject to certain limitations, Nevada Revised Statute 78.7502 provides that "[a] corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he . . . [a]cted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful."

        The Bylaws of the Company provide in pertinent part, with respect to indemnification of directors of the Company that "[t]he Directors shall cause the Corporation to indemnify a Director or former Director of the Corporation . .. . against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment . . . in an action or proceeding to which he is or they are made a party by reason of his or her being or having been a Director of the Corporation . . . including an action brought by the Corporation . . . ."

        With respect to indemnification of officers of the Company, the Bylaws provide, in pertinent part, that "[t]he Directors may cause the Corporation to indemnify an officer, employee or agent of the Corporation . . . (notwithstanding that he is also a Director) . . . against all costs, charges and expenses incurred by him or them and resulting from his or her acting as an officer, employee or agent of the Corporation . . . . In addition the
Corporation shall indemnify the Secretary or an Assistance [sic] Secretary of the Corporation (if he is not a full time employee of the Corporation and notwithstanding that he is also a Director) . . . against all costs, charges and expenses incurred by him or them and arising out of the functions assigned to the Secretary by the Corporation Act or these Articles . . . ."

     The Bylaws of the Company also allow the directors of the Company to cause the Company to "purchase and maintain insurance for the benefit of a person who is or was serving as a Director, officer, employee or agent. The Company maintains a policy of liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

        Anyone serving on a committee appointed by the Board of Directors to administer the Company's 2005 Stock Incentive Plan (the "Plan") is entitled to the full indemnification and reimbursement to which members of the Board of Directors are entitled under the Plan. Under the terms of the Plan, no member of the Board of Directors is liable for any act or omission made in good faith with respect to the Plan or any option grants or stock issuances under the Plan.

ITEM 25.        OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are estimated to be as follows:

        SEC registration fee.......................... $ 1,404.07
        Printing fees*................................ $     0.00
        Legal fees and expenses*...................... $50,000.00
        Account fees and expenses*.................... $10,000.00
        Miscellaneous*................................ $ 1,500.00
          Total....................................... $62,904.07

        ----------
        *  Estimated

ITEM 26.        RECENT SALES OF UNREGISTERED SECURITIES.

        On December 7, 2005, the Company issued to Midsummer and Islandia, in a private offering, (i) $7,000,000 aggregate principal amount of convertible debentures due December 7, 2009, convertible into 15,404,930 shares of Common Stock, with a conversion price of $0.4544 per share and (ii) five-year warrants to purchase 13,574,399 shares of Common Stock at an exercise price of $0.4761 per share. The Company received $4,500,000 in cash from Midsummer and $2,500,000 in cash from Islandia in exchange for the debentures and warrants. On December 7, 2005, the Company also issued, in a private offering, a five-year warrant to purchase 485,213 shares of Common Stock at an exercise price of $0.4761 per share to Montgomery in partial consideration for financial advisory services performed by Montgomery in connection with the foregoing private offering.

        On December 5, 2005, the Company issued to CEOcast, in a private offering, 130,000 shares of Common Stock in partial consideration of investor relations services provided to the Company by CEOcast. On December 5, 2005, the Company issued to HSS, in a separate private offering, a five-year warrant to purchase 350,000 shares of Common Stock at an exercise price of $2.40 per share in partial settlement of litigation between the Company and HSS.

        On October 7, 2005, the Company granted to James Frey, Chairman of the Board of Directors, non-qualified options to purchase 250,000 shares of Common Stock at an exercise price of $0.64 per share under the Company's 2005 Stock Incentive Plan. Mr. Frey's stock options will vest as follows: one quarter of the options will vest on March 8, 2006, one quarter on September 8, 2006, one quarter on March 8, 2007 and one quarter on September 8, 2007, provided Mr. Frey is still participating as a member of our Board of Directors at the end of each such six-month period. Such options were granted to Mr. Frey as compensation for his service as Chairman of the Board of Directors.

        On October 7, 2005, the Company granted to Matthew Collier, President and Chief Executive Officer of the Company, non-qualified options to purchase 500,000 shares of Common Stock at an exercise price of $0.64 per share. Mr. Collier's options will vest, 33% annually (and 34% in the third year), provided Mr. Collier is still employed by the Company at the end of each such annual period. Mr. Collier also has the right to receive 75,000 shares of Common Stock on May 26, 2005, which have not yet been issued or approved by the Board of Directors. Such right and options were granted to Mr. Collier as compensation for his service as President and Chief Executive Officer.

        On February 1, 2005, in connection with various mergers whereby the Company acquired EST, L.P., the Company issued, in a private offering, 3,985,000 shares of Common Stock and three-year warrants to purchase 3,985,000 shares of Common Stock at an exercise price of $1.00 per share. In exchange for such Common Stock and warrants, the Company received $3,985,000 in cash from investors. On the same date, the Company issued 20,000,000 shares of Common Stock to shareholders of Amerasia Technology, Inc. and L&G Sensor Technology, L.P., holders of the partnership interests of EST, L.P. On the same date, certain bridge investors of EST, L.P. exchanged Class C Partnership Interests in EST, L.P. for 200,000 shares of Common Stock and warrants to purchase 200,000 shares of Common Stock at $1.00 per share. On the same date, the Company also issued 2,783,741 shares of Common Stock and warrants to purchase 1,391,871 shares of Common Stock at an exercise price of $1.00 per share, so long as the trading price of the Common Stock is at least $1.50 per share, in exchange for the cancellation of certain debt by EST, L.P. debtholders. On the same date, in connection with the mergers, options to purchase 969,500 limited partnership interests of EST, L.P. were terminated and replaced by options to purchase 969,500 shares of Commom Stock. The replacement options of the Company carried over the same exercise prices and vesting provisions as the options to purchase limited partnership interests of EST, L.P.

        On March 1, 2004, Bluestone issued, in a private offering, 260,000 shares of Common Stock at $0.25 per share. In exchange for such Common Stock, the Company received $65,000 in cash from investors.

        The Company relied upon Section 4(2) of the Securities Act in claiming exemption from registration of the foregoing securities due to the knowledge and experience in financial and business matters of the investors involved, there was no public offering of such securities, there was no general solicitation or advertising involved in the offers or sales of the securities and the issuances otherwise met the requirements for exemption from registration pursuant to
Section 4(2).

ITEM 27.        EXHIBITS.

EXHIBIT
NUMBER          DESCRIPTION
--------        ----------------------------------------------------------------

See Exhibit Index.

ITEM 28.        UNDERTAKINGS.

        (a)     The Company hereby undertakes and will:

                (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                (iii) Include any additional or changed material information on the plan of distribution.

                (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                (4) For determining liability of the undersigned Company under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Company undertakes that in a primary offering of securities of the undersigned Company pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Company will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

                (i) Any preliminary prospectus or prospectus of the undersigned Company relating to the offering required to be filed pursuant to Rule 424 (Section 230.424 of this chapter);

                (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Company or used or referred to by the undersigned Company;

                (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Company or its securities provided by or on behalf of the undersigned Company; and

                (iv) Any other communication that is an offer in the offering made by the undersigned Company to the purchaser.

        (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                      * * *

                                   SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Newbury Park, state of California on January 6, 2006.

                                     ELECTRONIC SENSOR TECHNOLOGY, INC.

                                     By:   /s/  Matthew S. Collier
                                           -------------------------------------
                                           Matthew S. Collier
                                           President and Chief Executive Officer
                                           (Principal Executive Officer)

        In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

                                     By:   /s/  Matthew S. Collier
                                           -------------------------------------
                                           Matthew S. Collier
                                           President and Chief Executive Officer
                                           (Principal Executive Officer)

                                     By:   /s/  Francis Chang
                                           -------------------------------------
                                           Francis Chang
                                           Secretary and Vice President of
                                           Finance and Administration
                                           (Principal Financial Officer and
                                           Principal Accounting Officer)

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Date: January 6, 2006                By:                     *
                                           -------------------------------------
                                           James Frey, Chairman

Date: January 6, 2006                By:                     *
                                           -------------------------------------
                                           Matthew S. Collier, Director

Date: January 6, 2006                By:                     *
                                           -------------------------------------
                                           Francis Chang, Director

Date: January 6, 2006                By:                     *
                                           -------------------------------------
                                           Teong Lim, Director

                                     By:
                                           -------------------------------------
                                           Edward Staples, Director

                                     By:
                                           -------------------------------------
                                           Mike Krishnan, Director

Date: January 6, 2006                By:                     *
                                           -------------------------------------
                                           James Wilburn, Director

*By:    /s/ Matthew S. Collier
        ----------------------
            Matthew S. Collier
            Attorney-in-Fact

                                  EXHIBIT INDEX

EXHIBIT
NUMBER    DESCRIPTION
--------  ----------------------------------------------------------------------
3.1       Articles of Incorporation of the Company, as amended.

4.1 Description of Common Stock of the Company in Article Fourth of the Amendment to the Company's Articles of Incorporation dated January 25, 2005 (incorporated by reference from Exhibit 3.1 hereto).

4.2       Description of rights of shareholders of the Company in Article I and
          Article VI (incorporated by reference from Exhibit 3.2 of he amended registration satement on Form SB-2 filed on June 16, 203.

5.1       Opinion of White & Case LLP regarding validity of the Common Stock.

16.1 Letter from Manning Elliott Chartered Accountants (incorporated by reference from Exhibit 16.1 of the current report on Form 8-K filed on April 19, 2005).

21.1      Subsidiaries of the Company.

23.1      Consent of Sherb & Co., LLP, Certified Public Accountants.

23.3      Consent of White & Case LLP (contained in Exhibit 5.1).

24.1      Power of Attorney.